SALE AND PURCHASE AGREEMENT

                               DATED MAY 15, 1996

                                     among

                         CHASE BRASS INDUSTRIES, INC.,

                         LEAVITT STRUCTURAL TUBING CO.

                                      and

                              UNR INDUSTRIES, INC.
                               TABLE OF CONTENTS



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1.0      Purchase and Sale of Shares and Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1     The Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.0      Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         2.1     Amount of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2     Allocation of the Purchase Price among the Shares and Purchased Assets . . . . . . .   4
         2.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.4     Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

3.0      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         3.1     Time and Place of the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2     Procedure at the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.3     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4     Adjustment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.5     Accounts Receivable Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.6     Non-Assignable Purchased Contracts . . . . . . . . . . . . . . . . . . . . . . . . .  15

4.0      Representations and Warranties of the Seller . . . . . . . . . . . . . . . . . . . . . . . .  16

         4.1     Organization, Power and Authority of the Seller  . . . . . . . . . . . . . . . . . .  16
         4.2     Organization, Power, Authority and Assets and Properties of Holco  . . . . . . . . .  16
         4.3     Capital Stock of the Companies . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.5     Status and Effect of Delivery of the Shares  . . . . . . . . . . . . . . . . . . . .  17
         4.6     Financial Summaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.7     Liabilities of the Seller and the Companies  . . . . . . . . . . . . . . . . . . . .  18
         4.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.9     Real Estate of the Seller and the Companies  . . . . . . . . . . . . . . . . . . . .  20
         4.10    Good Title to the Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.11    Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.12    Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         4.13    Adequacy of the Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.14    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.16    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.17    Absence of Certain Acts or Events  . . . . . . . . . . . . . . . . . . . . . . . . .  23

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         4.18    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.20    Employee Matters; Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.21    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.22    Product Recalls  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.23    Absence of Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.24    Due Authorization; Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . .  29
         4.24.A  Intercompany Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.24.B  Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.24.C  Business Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.24.D  Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.24.E  Location of Inventory and Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.24.F  No Production of Asbestos-Containing Products  . . . . . . . . . . . . . . . . . . .  30
         4.24.G  Final Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.25    Limitations on Seller's Representations and Warranties . . . . . . . . . . . . . . .  30
         4.26    True and Complete Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.27    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.28    Rohn Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

5.0      Representations and Warranties of the Purchaser  . . . . . . . . . . . . . . . . . . . . . .  31

         5.1     Organization, Power and Authority of the Purchaser . . . . . . . . . . . . . . . . .  31
         5.2     Due Authorization; Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . .  31
         5.3     Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.4     Investigation by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.5     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.6     Financial Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

6.0      Additional Covenants of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         6.1     All Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.1.A   HSR Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.2     Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . .  32
         6.3     Access to the Properties and Records of the Businesses . . . . . . . . . . . . . . .  34
         6.4     No Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.5     Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.7     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.8     Obligation to Notify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.9     Use of UNR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.10    Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

7.0      Conditions to the Obligation of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . .  40

         7.1     Accuracy of the Seller's Representations and Warranties and Compliance
                        by the Seller with Its Obligations  . . . . . . . . . . . . . . . . . . . . .  40
         7.2     Certified Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40


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                                       ii
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         7.3     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.4     Receipt of Necessary Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.5     Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.6     No Adverse Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.7     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

8.0      Conditions to Obligations of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         8.1     Accuracy of Representations and Warranties and Compliance with Obligations . . . . .  41
         8.2     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.3     Certified Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.4     No Adverse Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.5     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

9.0      Certain Actions After the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         9.1     Purchaser to Act as Agent for Seller . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.2     Purchaser Appointed Attorney for Seller  . . . . . . . . . . . . . . . . . . . . . .  42

10.0     Product Warranty and Liability Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         10.1    Product Warranty and Liability Claims; Cooperation in Litigation . . . . . . . . . .  42

11.0     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         11.1    Brokers' Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.2    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.3    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.3.A  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.4    Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.5    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.7    Execution in Counterpart . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.8    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.9    Governing Law; Consent to Jurisdiction; Waiver of Jury Right . . . . . . . . . . . .  47
         11.10   Limitation on Rights of Other Persons  . . . . . . . . . . . . . . . . . . . . . . .  47

         11.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.12   Termination of Representations, Warranties and Agreements  . . . . . . . . . . . . .  48
         11.13   Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

12.0     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . .  48

         12.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         12.2    Pursuit of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

13.0     Indemnification and Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         13.1    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         13.2    Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51


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         13.3    Certain Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         13.4    Claims Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.5    Tax Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

14.0     Exclusive Dealing and Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

         14.1    Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         14.2    Termination Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

15.0     Post-Closing Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

         15.1    Seller Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         15.2    Purchaser Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         15.3    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         15.4    Section 338 Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60


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                                       iv
                                    EXHIBITS


         Exhibit A - Opinion of Seller's General Counsel (Section  7.3)

         Exhibit B - Opinion of Purchaser's Counsel (Section  8.2)

         Exhibit C - Non-Competition Agreement (Section  3.2.4.B)

         Exhibit D - Supply Agreement (Section  3.2.4.B)





                                       v
                                   SCHEDULES



     Schedule 1.2.6        Purchased Contracts

     Schedule 1.2.8        Purchased Proprietary Rights and Proprietary Rights
                                  of the Companies

     Schedule 2.2          Allocation of Purchase Price

     Schedule 3.4          Example of Net Assets Calculation

     Schedule 3.5          C.O.D. Customers

     Schedule 4.3          Capital Stock of the Companies

     Schedule 4.6          Financial Summaries

     Schedule 4.9          Real Estate

     Schedule 4.10         Mortgages, Liens and Other Encumbrances

     Schedule 4.11         Licenses and Permits

     Schedule 4.15         Litigation and Claims

     Schedule 4.17         Absence of Certain Acts or Events

     Schedule 4.18         Compliance with Laws

     Schedule 4.19         Environmental Matters

     Schedule 4.20         Employee Matters; Labor Relations

     Schedule 4.21         Employee Benefits

     Schedule 4.24.E       Location of Inventory and Assets

     Schedule 4.25         Individuals with Knowledge

     Schedule 6.7.1        Schedule of Salaried Employees

     Schedule 6.7.2        Benefits Plans for Continued Employees

     Schedule 6.7.7        Collective Bargaining Agreements





                                       vi
                          SALE AND PURCHASE AGREEMENT

         This Sale and Purchase Agreement (the "Agreement") is made and entered into this 15th day of May, 1996 by and among the following parties: UNR Industries, Inc., a Delaware corporation ("UNR"), Leavitt Structural Tubing Co., a Delaware corporation ("Leavitt Structural"), and Chase Brass Industries, Inc., a Delaware corporation (the "Purchaser"). Unless the context otherwise requires, UNR and Leavitt Structural herein shall be referred to collectively as the "Seller."

                                    RECITALS

         Seller desires to sell, convey, transfer and assign to the Purchaser, and the Purchaser desires to purchase from Seller, the assets, properties and business of the Leavitt division of UNR, including substantially all of the assets and properties of Leavitt Structural and all of the issued and outstanding shares of capital stock of Holco Corporation, an Illinois corporation and a wholly-owned subsidiary of Leavitt Structural ("Holco;" Holco and Leavitt Structural are herein sometimes referred to collectively as the "Companies"), for a purchase price consisting of cash and the assumption by the Purchaser of certain liabilities of the Seller, all as herein provided and on the terms and conditions hereinafter set forth. The assets, properties and businesses of the Leavitt division and Leavitt Structural and Holco are herein sometimes referred to collectively as the "Businesses."

                                   COVENANTS

         In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.0      PURCHASE AND SALE OF SHARES AND ASSETS

         1.1 THE SHARES. Leavitt Structural agrees to and will sell, transfer, assign and deliver to the Purchaser at the Closing, free and clear of all liens, pledges, encumbrances, claims and equitable interests of every kind, and the Purchaser agrees to and will purchase and accept from Leavitt Structural, on the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of capital stock of Holco (the "Shares").

         1.2 PURCHASED ASSETS. The Seller agrees to and will sell, convey, transfer, assign and deliver to the Purchaser at the Closing (as hereinafter defined), free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (except liens incident to the liabilities and obligations which the Purchaser has expressly agreed in Section 2.3 hereof to assume), on the terms and subject to the conditions set forth in this Agreement, all of the properties, business and assets of the Businesses of every kind and description, real, personal and mixed, tangible and intangible, wherever located (except those assets of the Businesses which are specifically excluded from this sale by Section 1.3 hereof and those which are already owned by Holco) as they shall exist at the Closing Date (as hereinafter defined) (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:





                 1.2.1 all right, title and interest of the Seller and UNR Realty, Inc., an Illinois corporation ("UNR Realty"), in and to the real property described in Schedule 4.9 hereto, including the real property, buildings, facilities and other improvements thereon, and all easements, rights of way and other appurtenances thereto (the "Purchased Real Estate");

                 1.2.2 all of the interests of and the rights and benefits accruing to the Seller as lessee of the real properties (the "Purchased Leasehold Premises") identified on Schedule 4.9 hereto (the "Purchased Leasehold Rights");

                 1.2.3 all machinery, vehicles, equipment, tools, spare parts, construction in progress, computer equipment and computer programs, furniture and fixtures and other material fixed assets owned by the Seller and located on the Purchased Real Estate, the Purchased Leasehold Premises or elsewhere, that are used primarily in the Businesses (the "Purchased Fixed Assets");

                 1.2.4 all inventories of the Seller relating to the Businesses as of March 31, 1996 as are included in the March 1996 Statement constituting a part of Schedule 4.6 hereto, less such items of inventory as are consumed or sold, plus such items as are added to inventory, in the ordinary course of business between March 31, 1996 and the Closing (the "Purchased Inventory");

                 1.2.5 all receivables of the Seller (other than intercompany receivables) relating to the Businesses arising from sales of inventory in the ordinary course of business as of March 31, 1996 as are included in the March 1996 Statement constituting a part of
         Schedule 4.6 hereto, less such receivables as are paid, plus such receivables as are created, in the ordinary course of business between March 31, 1996 and the Closing (the "Purchased Receivables");

                 1.2.6 all of the rights and benefits accruing to the Seller under or pursuant to the receivables, contracts, agreements, arrangements, commitments, open purchase orders for capital equipment and blanket purchase orders identified in Schedule 1.2.6 (the "Purchased Contracts");

                 1.2.7 all operating data and records of the Seller related to the Businesses, including customer lists, financial, accounting and credit records, correspondence, budgets and other similar documents and records (the "Purchased Records");

                 1.2.8 except as provided in Section 1.3.3, all of the proprietary rights of Seller relating to the Businesses, including without limitation, all patents, patent applications, patent licenses, trademarks, trade names and registrations and applications therefor, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes and other similar intangible property and rights relating to the Businesses, as set forth on Schedule 1.2.8 (the "Purchased Proprietary Rights");





                                       2
                 1.2.9 all prepaid and deferred items of the Seller existing on the Closing Date with respect to the Businesses, including prepaid rentals, taxes and unbilled charges and deposits relating to the operations of the Businesses;

                 1.2.10 all of Seller's right, title and interest in and to the goodwill of the Seller relating to the Businesses; and

                 1.2.11 all of Leavitt Structural's rights under and pursuant to that certain Stock Purchase Agreement dated as of March 31, 1991, among Leavitt Structural, Hoogovens Groep B.V. and Holco.

         To the extent any affiliate of Seller (other than Holco) holds any interest in or to any Purchased Assets or any other properties or assets used primarily in the operation of the Businesses, Seller will cause such affiliate to sell, convey, transfer, assign and deliver to the Purchaser at the Closing, free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (except liens incident to the liabilities and obligations which the Purchaser has expressly agreed in Section 2.3 hereof to assume), without any consideration except as provided in this Agreement, all of such assets and properties to the same extent and on the same terms and conditions as if such assets and properties were held by Seller as of Closing.

         1.3 EXCLUDED ASSETS. Notwithstanding Section 1.1, the Seller is not selling or assigning to Purchaser, and the Purchased Assets shall not include, any of the following (collectively, the "Excluded Assets"):

                 1.3.1 the Cash Consideration and Seller's other rights under this Agreement;

                 1.3.2 cash and cash equivalents of the Seller relating to the Businesses and any intercompany account payable to Seller or Holco or any affiliate (as defined in Section 11.13);

                 1.3.3 trademarks, trade names, service marks and symbols denoting or connoting UNR, including without limitation, UNR Industries, Inc. and UNR;

                 1.3.4 subject to Section 6.3.3, any document containing information about the Businesses which is combined or consolidated with other information of Seller and any documents prepared by Seller for the purpose of informing its management about the sale of the Businesses or the Purchased Assets;

                 1.3.5 any interest of the Businesses in the Chicago Bulls Tickets, Section 112, Row 3, Seats 5, 6, 7 and 8 (the "Chicago Bulls Tickets"); and

                 1.3.6 all privileged communications, oral or written, between Seller's officers, directors or employees and Seller's attorneys (both inside and outside counsel), on any subject whatsoever regarding any of the Businesses. If any documents are inadvertently transferred to Purchaser which contain such





                                       3
         privileged communications or attorney work product, Purchaser shall immediately return such documents to the Seller upon discovery and such inadvertent disclosure shall not be deemed to be a waiver of the attorney-client privilege or work product doctrine.

2.0      PURCHASE PRICE

         2.1 AMOUNT OF THE PURCHASE PRICE. As consideration for the Shares and Purchased Assets (the "Purchase Price"), the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement:

                 2.1.1 to pay to or for the account of the Seller, in the manner specified in Section 3.2.5 hereof, $95,000,000.00 (the "Cash Consideration"), subject to payment of the Discharge Obligations on the Closing Date as provided in Section 3.2.6 hereof and subject to adjustment as provided in Section 3.4 hereof; and

                 2.1.2 to assume and be responsible for the liabilities and obligations of the Seller, to the extent provided in Section 2.3 hereof.

         2.2 ALLOCATION OF THE PURCHASE PRICE AMONG THE SHARES AND PURCHASED ASSETS. The Purchase Price shall be allocated among the Shares and each item or class of the Purchased Assets as agreed by the parties hereto and as specifically set forth in or determined pursuant to Schedule 2.2. The Seller and the Purchaser agree that they will prepare and file their respective federal and any state or local income tax returns based on such allocation of the Purchase Price. The Seller and the Purchaser agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

         2.3 ASSUMED LIABILITIES. The Purchaser agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully due the following liabilities, contracts, commitments and other obligations of the Seller relating to the Businesses and the Purchased Assets (the "Assumed Liabilities"):

                 2.3.1 all liabilities and obligations of Seller to the extent accrued on the Closing Statement prepared in accordance with Section
         3.4 of this Agreement, subject to the payment of the Discharge Obligations on the Closing Date as provided in Section 3.2.6 hereof;

                 2.3.2 all liabilities and obligations of Seller accruing under or pursuant to the Purchased Contracts identified in Part II of
         Schedule 1.2.6 hereto which are assigned to Purchaser on the Closing Date and that either are accrued on the Closing Statement or relate to any period or occurrence on or after the Closing Date;





                                       4
                 2.3.3 all liabilities and obligations of Seller, in respect of periods on or after the Closing Date, arising under or pursuant to those contracts to which Seller is a party as of the Closing and that
         (a) are not disclosed in Part II of Schedule 1.2.6 hereto, (b) were entered into by Seller in the ordinary course of operations of the Businesses on terms and conditions consistent with the past practices of the Businesses and (c) are assigned to Purchaser pursuant to this Agreement on the Closing Date;

                 2.3.4 all liabilities and obligations of Seller, in respect of periods on or after the Closing Date, accruing under or pursuant to all purchase orders that (a) were entered into before the Closing by Seller for the purchase by Seller of equipment or raw material to be used, or services to be performed, in the operations of the Businesses and (b) were entered into in the ordinary course of operations of the Businesses on terms and conditions consistent with past practices of the Businesses, including without limitation those purchase orders listed in Parts III and IV of Section 1.2.6 hereto, to the extent the assets or services to be provided pursuant to such purchase orders have not been delivered or provided to Seller (or Holco) prior to the Closing or, in the event such assets or services have been so delivered or provided, to the extent the liability under such purchase orders related to such assets or services is accrued on the Closing Statement;

                 2.3.5 all liabilities and obligations of Seller, in respect of periods on or after the Closing Date, to be performed under or pursuant to the Madison County Leases (as hereinafter defined) listed in Part II of Schedule 4.9 hereto relating to the Purchased Leasehold Premises;

                 2.3.6 all liabilities and obligations of Seller accruing under or pursuant to each Non-Assignable Purchased Contract from and after the date on which all consents required for the transfer and assignment of such Non-Assignable Purchased Contract have been obtained and delivered to Purchaser as contemplated by Section 3.6.1 hereto;

                 2.3.7  solely to the extent expressly provided in Section
         6.7.6 of this Agreement, all liabilities and obligations of Seller under the Change of Control Agreements listed in Part I of Schedule
         4.20 hereto;

                 2.3.8 all liabilities and obligations of Seller accruing under the collective bargaining agreements listed on Schedule 6.7.7 of this Agreement to the extent relating to (i) any periods on or after the Closing Date and (ii)(a) accumulated benefit obligations under the employee benefit plans listed in Part II of Schedule 6.7.2 hereto as determined under SFAS 87 in excess of the fair market value of the assets of each such plan ("Unfunded Pension Plan Obligations") as of the Closing Date, determined in accordance with generally accepted actuarial assumptions applied in a manner consistent with the determination of the





                                       5
         Unfunded Pension Plan Obligations as of December 31, 1995, and as reasonably agreed to by Purchaser (or, if such determination as of December 31, 1995, was not made with respect to any such plan, in a manner as reasonably agreed to by Seller and Purchaser) and (b) all other amounts (including contributions), relating to periods prior to the Closing Date, with respect to pension, profit sharing, health and welfare and other benefit plans required by such collective bargaining agreements to be provided for the benefit of employees of the Businesses ("Other Unpaid Benefit Obligations"), but in each of cases
         (a) and (b) only to the extent an accrual therefor is included in the Closing Statement; and

                 2.3.9 all monetary liabilities of Seller (other than for borrowed money) related to the Businesses and arising in the ordinary course of operations of the Businesses, but excluding any amounts payable by Seller or Holco to any affiliate of Seller ("Residual Liability"); provided, however, that the aggregate monetary liability assumed by Purchaser under this Section 2.3.9 shall not exceed the Residual Liability Cap (as hereinafter defined). For purposes of this
         Section 2.3.9, the term "Residual Liability Cap" shall mean an amount that, from time to time, will be equal to (i) $250,000, reduced by
         (ii) any and all amounts that Purchaser is entitled pursuant to
         Section 13.4.1 of this Agreement to apply toward the Deductible (as hereinafter defined). Any and all reductions of the Residual Liability Cap pursuant to this Section 2.3.9 will be deemed to occur simultaneously with Purchaser becoming entitled, pursuant to Section
         13.4.1 of this Agreement, to apply an amount towards the Deductible.

         Notwithstanding the foregoing, Purchaser shall not assume any liability of Seller arising as a result of any breach or any event, occurrence, condition or act which, with the giving of notice, the lapse of time or both, would result in a breach of any of the Purchased Contracts or other contracts or agreements assigned to Purchaser pursuant to this Agreement to the extent such breach, event, occurrence, condition or act existed prior to the Closing Date.

         The Assumed Liabilities as provided in this Section 2.3 shall be subject to such exclusions as set forth in Section 2.4 hereof and, except as expressly set forth in this Section 2.3, Purchaser shall not assume or be deemed to have assumed any liabilities or obligations of Seller.

         2.4 EXCLUDED LIABILITIES. Anything to the contrary in Section 2.3 notwithstanding, the Assumed Liabilities shall exclude the following liabilities, contracts, commitments and other obligations of the Seller (the "Excluded Liabilities"):

                 2.4.1 Seller's obligations and any liabilities arising under this Agreement;

                 2.4.2 any obligation of the Seller for federal, state, local or foreign income or franchise tax liability (including interest and penalties) of the Seller, Leavitt Structural or Holco arising from the operation of the Businesses up to the Closing Date or arising out of the sale by the Seller of the Shares and Purchased Assets pursuant hereto;





                                       6
                 2.4.3 any obligation imposed by law on the Seller for any transfer, sales or other taxes, fees or levies imposed by any state or other governmental entity on or arising out of the sale of the Shares and Purchased Assets pursuant hereto;

                 2.4.4 any obligation of the Seller for expenses incurred in connection with the sale of the Shares and Purchased Assets pursuant hereto, including without limitation the fees and expenses of its counsel and independent auditors and one-half of the cost of title insurance on the Purchased Real Estate;

                 2.4.5 any liability, contract, commitment or other obligation of Seller, the existence of which constitutes or will constitute a breach of any representation or warranty of Seller contained in or made pursuant to Article 4.0 of this Agreement;

                 2.4.6 any liability or obligation arising as a result of any violation of law or a breach of agreement by Seller, any affiliate of Seller or any shareholder, officer, or director of Seller or any affiliate of Seller (collectively, the "Seller Group") prior to Closing;

                 2.4.7 any monetary damages (including, without limitation direct, incidental, and consequential damages) or other liabilities, obligations, losses or expenses (including, without limitation, punitive, treble, and exemplary damages) for any personal injury, product liability or tort to the extent arising as a result of the acts or omissions of any member of the Seller Group prior to Closing;

                 2.4.8 any debt, liability or obligation arising from the operations of any division or business of UNR other than the Businesses, including without limitation debts or accounts owed by divisions of UNR other than the Businesses for products purchased by such other divisions from the Businesses;

                 2.4.9 any liability or obligation for or relating to workers compensation or similar claims asserted by employees of Seller, Leavitt Structural or Holco to the extent relating to any event occurring prior to the Closing Date;

                 2.4.10 any liability or obligation under any Purchased Contract or other contract or agreement assigned to Purchaser pursuant to this Agreement to the extent relating to the business or a division of UNR other than the Businesses;

                 2.4.11 any liability or obligation of UNR or UNR's predecessors or affiliates, or the UNR Asbestos-Disease Claims Trust, on account of claims or demands that were discharged, or with respect to which the disposition or satisfaction thereof is expressly provided for, pursuant to the case under Chapter 11 of the Federal Bankruptcy Code styled UNR Industries., Inc., et al., Case No. 82-B-9841-9845 (the "Chapter 11 Case"), including without limitation claims and demands that are subject to the injunction issued on or about June 1, 1989, in the Chapter 11 Case;





                                       7
                 2.4.12 any liability of UNR for payments due employees of the Businesses under the UNR Industries, Inc. Key Management Incentive Variable Compensation Plan through the Closing Date (and no amounts therefor shall be included in the Closing Statement); and

                 2.4.13 any obligation or liability of Seller under or pursuant to either of (i) the Driver Leasing Agreement dated June 5, 1995, between UNR-Leavitt Division of UNR Industries, Inc., and P.T.O. Service, Inc. and (ii) the Settlement Agreement between the Trustees of the Chicago Truck Drivers, Helpers and Warehouse Workers Union (Independent) Pension Fund and UNR-Leavitt Division of UNR Industries, Inc. executed by such parties as of June 19, 1995, and June 15, 1995, respectively (collectively, the "PTO Agreements").

3.0      CLOSING

         3.1 TIME AND PLACE OF THE CLOSING. The closing of the sale of the Purchased Assets shall take place at Bell, Boyd & Lloyd, Three First National Plaza, Room 3300, Chicago, Illinois at 10:00 A.M., local time, on July 1, 1996; provided, however, that if any of the conditions to the obligations of the parties under this Agreement has not been satisfied (or waived) by said date, then the closing shall take place on a subsequent date, which shall be determined by the mutual agreement of the Purchaser and the Seller (unless this Agreement is earlier terminated pursuant to Section 11.3 hereof). Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."

         3.2 PROCEDURE AT THE CLOSING. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

                 3.2.1 The Seller shall deliver to the Purchaser evidence, in such form as in each case is reasonably satisfactory to the Purchaser, that each of the conditions to the obligation of the Purchaser to purchase the Shares and Purchased Assets from the Seller which is set forth in this Agreement has been satisfied.

                 3.2.2 The Purchaser shall deliver to the Seller evidence, in such form as in each case is reasonably satisfactory to the Seller, that each of the conditions to the obligation of the Seller to sell the Shares and Purchased Assets to the Purchaser which is set forth in this Agreement has been satisfied.

                 3.2.3 Leavitt Structural shall deliver to the Purchaser duly executed certificates in valid form evidencing the Shares owned by Leavitt Structural, legended to refer to the fact that the Shares have not been registered under the Securities Act of 1933 or the securities or "blue sky" laws of any state, duly endorsed in blank or accompanied by duly executed stock powers.





                                       8
                 3.2.4 The Seller shall deliver to the Purchaser such deeds, bills of sale, endorsements, assignments and other instruments, in such form as in each case is reasonably satisfactory to the Purchaser, as shall be sufficient to vest in the Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, and charges of every kind (except liens incident to the liabilities and obligations which the Purchaser has expressly agreed in Section 2.3 hereof to assume and are not released pursuant to Section 3.2.6 below, liens for taxes not yet due and payable and liens or encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of, any of the Purchased Assets or otherwise impair the operations of the Businesses in any material respect).

                 3.2.4.A Seller shall deliver to Purchaser (i) a duly executed estoppel certificate from the Industrial Development Authority of Madison County, Mississippi ("Landlord"), in form and substance reasonably acceptable to Purchaser with respect to the Lease Agreement dated August 29, 1985, between Landlord and "UNR-Leavitt, Division of UNR Industries, Inc.," and the Lease Agreement dated October 14, 1988, between Landlord and "UNR-Leavitt, Division of UNR Industries, Inc.," in each case concerning certain real property located in Madison County, Mississippi (collectively, the "Madison County Leases"), and
         (ii) a consent to assignment duly executed by Landlord, in form and substance reasonably acceptable to Purchaser, consenting to the assignment of each of the Madison County Leases to Purchaser (the "Madison County Lease Consents").

                 3.2.4.B The Seller and the Purchaser shall duly execute and deliver to each other a copy of the (a) Non-Competition Agreement in the form attached hereto as Exhibit C and (b) a copy of the Supply Agreement in the form attached hereto as Exhibit D.

                 3.2.4.C Leavitt Structural will deliver to Purchaser an executed amendment to its Certificate of Incorporation that, upon filing, will have the effect of changing Leavitt Structural's name to a name that is not similar to Leavitt Structural's current name.

                 3.2.5 The Purchaser shall pay to the Seller the Cash Consideration by delivering to the Seller by wire transfer the sum of $95,000,000 minus any amount paid pursuant to Section 3.2.6.

                 3.2.6 The Purchaser shall, on behalf and for the account of the Seller, pay to the payee of each loan or debt instrument listed on
         Schedule 4.10 or otherwise reflected in the March 1996 Statement included in Schedule 4.6 hereto as "Long-Term Liabilities" and "Current Portion of Long-Term Liabilities" (but excluding capital leases in each case) (the "Outstanding Debt"), by such means as is in each case satisfactory to such holder, an amount sufficient to fully pay and discharge





                                       9
         such item of the total principal amount outstanding under such item of Outstanding Debt together with accrued interest thereon through the Closing Date and all prepayment penalties arising as a result of the payment of such Outstanding Debt on the Closing Date (the "Discharge Obligations"), and the Seller shall obtain and deliver copies to the Purchaser of (i) such receipts or other appropriate evidence of payment of such Discharge Obligations and (ii) such releases of liens and encumbrances releasing all liens and encumbrances affecting the Purchased Assets to the extent such liens and encumbrances were granted to secure payment of such items of Outstanding Debt paid and discharged pursuant to this Section 3.2.6 (including without limitation those liens and encumbrances listed on Schedule 4.10 hereto), in each case as the Purchaser shall reasonably request.

                 3.2.7 The Purchaser shall deliver to the Seller instruments, in such form as in each case is satisfactory to the Seller, as shall be sufficient to effect the assumption by Purchaser of the Assumed Liabilities.

                 3.2.7.A All intercompany receivables and payables between or among Holco and any affiliate of Holco shall be cancelled with no further liability of any party with respect thereto.

                 3.2.8 The Purchaser and the Seller shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Shares and Purchased Assets and the Purchase Price.

         3.3 EFFECTIVE TIME. The transfer of the Purchased Assets shall be deemed to occur at 12:01 A.M. Chicago, Illinois time on the Closing Date (the "Effective Time"). All of the transactions described in this Article 3.0 shall be deemed to occur simultaneously, and none shall be deemed completed until all are completed.

         3.4     ADJUSTMENT OF PURCHASE PRICE.

                 3.4.1 PREPARATION OF CLOSING STATEMENT. Purchaser shall prepare and deliver to UNR, as promptly as reasonably practicable but in any event within 90 days after the Closing Date (i) a balance sheet prepared as of the Effective Time (the "Closing Statement") reflecting the current assets and liabilities, property, plant, equipment and fixed and other assets, other liabilities and owner's equity for the Businesses as determined on a basis consistent with the March 1996 Statement included in Schedule 4.6 hereto and (ii) Purchaser's calculation of the total assets of the Businesses less the liabilities and capital leases of the Businesses being assumed by Purchaser, as reflected in the Closing Statement (the "Closing Net Assets"). See
         Schedule 3.4 hereto for an example of the calculation of "Net Assets" as of March 31, 1996, as reflected in Section 3.4.4 hereto.





                                       10
                 Notwithstanding the foregoing, in preparing the Closing Statement (1) the current assets shall not include any cash, cash equivalents or other Excluded Assets, (2) a physical inventory of the Businesses shall be taken as of the Effective Time (which Purchaser shall afford the Seller the opportunity to observe) and shall be accounted for on the lower of cost or market method with cost, for such purposes, determined on a first-in first-out basis, (3) no Excluded Liability or other liabilities for which Seller is retaining responsibility after the Closing shall be included in the amounts reflected on the Closing Statement, (4) no prepaid item shall be included in the amounts shown for current assets unless such item will be usable in the Businesses after the Closing, (5) the Closing Statement shall include accruals for (a) liabilities for Unfunded Pension Plan Obligations as of the Closing Date determined as provided in Section 2.3.8(ii), (b) accrued vacation for Continued Employees,
         (c) sales and product rebates and discounts earned or granted but not paid as of the Closing Date, (d) doubtful accounts receivable and unearned sales claims taken by customers of the Businesses (to the extent included as an asset in the Closing Statement), determined in a manner consistent with historical practices of the Businesses, (e) returned shipments in transit as of the Closing Date, and (f) Other Unpaid Benefit Obligations as of the Closing Date, and (6) the Closing Statement shall not include (a) any accruals for Discharge Obligations or (b) any intercompany accounts payable or receivable among Seller or any affiliate of Seller.

                 3.4.2 UNR REVIEW OF CLOSING STATEMENT. If UNR disagrees with the calculation of the Closing Net Assets as reflected on the Closing Statement, UNR may, within 30 days after delivery of the Closing Statement, deliver a notice to Purchaser (a "Disagreement Notice"), setting forth its calculation of the Closing Net Assets and specifying, in reasonable detail, those items or amounts as to which UNR disagrees, the reasons for such disagreement, and UNR's calculation of each disputed item in sufficient detail to permit Purchaser to verify same. UNR shall be deemed to have agreed with all items and amounts contained in the Closing Statement other than those specified in such Disagreement Notice. If UNR agrees with Purchaser's calculation of the Closing Net Assets as reflected in the Closing Statement, or if UNR fails to deliver to Purchaser a Disagreement Notice within such 30 day period, the Closing Statement and Purchaser's calculation of Closing Net Assets will be deemed final.

                 3.4.3 DISPUTE RESOLUTION. If a Disagreement Notice is delivered pursuant to Section 3.4.2 hereof, the parties hereto shall, during the 20 days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to determine the final Closing Net Assets. If UNR and Purchaser are unable to reach such agreement during such 20 day period, they thereafter shall cause the Chicago, Illinois, office of Price Waterhouse (or, if Price Waterhouse fails to serve, some other independent accountants of nationally recognized standing reasonably satisfactory to UNR and Purchaser and who shall not have any material relationship with UNR or Purchaser) (the "Independent





                                       11
         Accountants") promptly to review this Agreement and the disputed items and amounts for the purpose of calculating the definitive amount of the Closing Net Assets. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Closing Statement as to which UNR has disagreed and, in their sole discretion, will determine (i) the nature and extent of the participation by Purchaser, UNR, and their agents in connection with the resolution of any disagreement submitted to the Independent Accountants, (ii) the nature and extent of information that Purchaser and UNR may submit to the Independent Accountants for consideration in connection with such resolution, and (iii) the personnel of the Independent Accountants who will review such information and resolve such disagreement. The Independent Accountants who make the final determination hereunder shall deliver to UNR and Purchaser, as promptly as practicable, a written report setting forth their determination of the disputed items and amounts. Such report shall be final, conclusive and binding upon the parties hereto. For purposes of Section 3.4.4 hereof, the "Closing Statement" shall mean the Closing Statement prepared by Purchaser, as modified or changed by any agreement of the parties hereto and by any determinations of any firms of independent accountants made as provided in this Section 3.4.3. The costs and expenses of the Independent Accountants shall be borne equally by UNR and Purchaser.

                 3.4.4 ADJUSTMENT PAYMENTS. Within five business days after the earlier to occur of (i) the parties' agreement with respect to the Closing Net Assets or (ii) the delivery of the report of the Independent Accountants as provided in Section 3.4.3 hereof, Purchaser shall pay to UNR or UNR shall pay to Purchaser, as applicable, the following amounts in cash (including interest thereon computed in the manner set forth below):

                          (1) If the amount of the Closing Net Assets exceeds $62,779,434, Purchaser shall pay to UNR an amount equal to such excess;

                          (2) If the amount of the Closing Net Assets is equal to $62,779,434, no payments shall be required by Purchaser or UNR; or

                          (3) If the amount of the Closing Net Assets is less than $62,779,434, UNR shall pay to Purchaser an amount equal to such deficiency.

         In the event that any payment is required to be made under this
         Section 3.4.4, the amount of the payment shall include interest computed at the Prime Rate (as hereinafter defined) as in effect on the first day of each month, from the Closing Date to the date the payment is made. The "Prime Rate" shall mean the predominant of the base rates as announced from time to time by money center





                                       12
         banks for loans in New York, New York. Any payment made under this
         Section 3.4.4 shall be deemed an adjustment in the Purchase Price and shall be consistently treated by the parties hereto for federal income tax purposes. Any payment required to be made pursuant to this
         Section 3.4.4 will be made by wire transfer of immediately available funds into such accounts as the party entitled to receive such payment specifies in writing to the party required to make such payment.

                 3.4.5 ACCESS TO RECORDS. From the Closing Date until the final determination of the adjustment payment, each party and its independent accountants and other representatives will have such access to the books, records and files of the Businesses as may reasonably be required to prepare, audit, review and otherwise verify the accuracy of the Closing Statement and its preparation in accordance with this Section 3.4.

         3.5     ACCOUNTS RECEIVABLE ADJUSTMENT.

                 3.5.1 PREPARATION OF RECEIVABLE STATEMENT. Purchaser shall prepare and deliver to Seller within 195 days after the Closing Date a statement (the "Receivable Statement") setting forth (i) the name of the obligor and the amount of each Actual Uncollected Receivable (as hereinafter defined) and (ii) the aggregate amount of all of the Actual Uncollected Receivables. For purposes of this Agreement, "Actual Uncollected Receivable" shall mean each account receivable and sales claim that was included in the Closing Statement to the extent that such receivable or claim was not collected by Purchaser on or before 180 days after the Closing Date. In determining whether a particular customer has paid a receivable included in the Closing Statement, all post-Closing Date payments from customers who are not "C.O.D. Customers" (as hereinafter defined) shall be applied to receivables from such customer included in the Closing Statement (regardless of any instructions to the contrary by the customer) until the receivables for such customer included in the Closing Statement have been paid in full, and all post-Closing Date C.O.D. payments from C.O.D. Customers shall be applied to post-Closing Date receivables and any excess amounts shall be applied as instructed by the customer. For purposes of this Section 3.5, (i) "C.O.D. Customers" shall mean (a) the customers of the Businesses listed on Schedule 3.5 attached hereto, (b) any additional customers that the Businesses ship to on a "C.O.D. Basis" (as hereinafter defined) on or before the Closing Date, and (c) any additional customers added to such schedule at and as of the Closing Date that are reasonably acceptable to Purchaser and Seller and (ii) "C.O.D. Basis" shall mean any method pursuant to which a customer of the Businesses delivers to the Businesses cash or other assets at or prior to the time of delivery of finished goods manufactured by the Businesses as full payment or partial payment of 50% or more of the Purchase Price of such goods.





                                       13
                 3.5.2 UNR REVIEW OF RECEIVABLE STATEMENT AND DISPUTE RESOLUTION. If UNR disagrees with the amount of the Actual Uncollected Receivables as reflected on the Receivable Statement, UNR may, within 10 days after delivery of the Receivable Statement, deliver a notice to Purchaser (a "Receivable Disagreement Notice"), setting forth UNR's calculation of the Uncollected Receivables and specifying, in reasonable detail, those items or amounts as to which UNR disagrees and the reasons for such disagreement. UNR shall be deemed to have agreed with all items and amounts contained in the Receivable Statement other than those specified in such Receivable Disagreement Notice. If a Receivable Disagreement Notice is delivered pursuant to this Section 3.5.2, UNR and Purchaser shall resolve the dispute by following the procedures for resolution of disputes concerning the Closing Assets set forth in Section 3.4 hereof. For purposes of Section 3.5.3 hereof, the "Receivable Statement" shall mean the Receivable Statement prepared by Purchaser, as modified or changed by any agreement of the parties hereto and by any determinations of any firms of independent accountants made as provided in this Section 3.5.2.

                 3.5.3 RECEIVABLE ADJUSTMENT PAYMENTS. Based upon the Receivable Statement, within five business days after the final determination of the amount of the Actual Uncollected Receivables, Purchaser shall pay to UNR or UNR shall pay to Purchaser, as applicable, the following amounts in cash (including interest thereon computed in the manner set forth below):



                          (1) If the aggregate amount of the Actual Uncollected Receivables exceeds the amount of the allowance for doubtful accounts included in the Closing Statement (the "Receivable Allowance"), UNR shall pay Purchaser an amount equal to such excess;

                          (2) If the aggregate amount of the Actual Uncollected Receivables is equal to the amount of the Receivable Allowance, no payment shall be made by either UNR or Purchaser under this Section 3.5.3; or

                          (3) If the aggregate amount of the Actual Uncollected Receivables is less than the Receivable Allowance, Purchaser shall pay to UNR an amount equal to such deficiency.

         In the event that any payment is required to be made under this
         Section 3.5.3, the amount of the payment shall include interest computed at a rate of 12% per annum, from the 31st day after Closing Date to the date the payment is made. Any





                                       14
         payment made under this Section 3.5.3 shall be deemed an adjustment in the Purchase Price and shall be consistently treated by the parties hereto for federal income tax purposes.

                 3.5.4 ASSIGNMENT OF COLLECTION RIGHTS. Promptly after the determination of the Actual Uncollected Receivables and the receipt by Purchaser of all payments from UNR required by Section 3.5.3 above, Purchaser will assign to UNR all of Purchaser's rights to the Actual Uncollected Receivables. Purchaser shall use all reasonable efforts (as defined in Section 11.13) to make its employees available to UNR, upon UNR's request, to assist UNR in the collection of the Actual Uncollected Receivables; provided, that (i) Purchaser and its employees shall have no obligation to assist UNR if such assistance would interfere with the business or operation of the Businesses by Purchaser or otherwise impose any unreasonable hardship on Purchaser or its employees and (ii) UNR shall reimburse Purchaser and its employees for any out-of-pocket expenses incurred by Purchaser or its employees.

                 3.5.5 ACCESS TO RECORDS. From the Closing Date until the final determination of the adjustment payment, each party and its independent accountants and other representatives will have such access to the books, records and files of the Businesses as may reasonably be required to audit, review and otherwise satisfy themselves of the accuracy of the Receivable Statement and its preparation in accordance with this Section 3.5.

         3.6     NON-ASSIGNABLE PURCHASED CONTRACTS.

                 3.6.1 In the case of any Purchased Contracts which are not assignable or transferable, either by their terms or otherwise without the prior consent of any third party thereto (such contracts being the "Non-Assignable Purchased Contracts"), Seller shall use commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents or waivers necessary to the assignment of such Purchased Contract to Purchaser as contemplated by this Agreement, and Purchaser shall cooperate with Seller, at no additional cost to Purchaser, in such manner as may be reasonably requested in connection therewith. In the event Seller shall be unable to obtain any such consent or waiver to the assignment or transfer of a Purchased Contract to Purchaser prior to the Closing (i) Seller shall continue to use such commercially reasonable efforts after the Closing, (ii) Seller shall provide to Purchaser, from and after the Closing, at a cost to Purchaser no greater than the cost Purchaser would have otherwise paid under the terms of such Non-Assignable Purchased Contract (the "Contract Costs"), benefits substantially equivalent to each such Non-Assignable Purchased Contract, as fully as if such consent had been obtained, to the extent Seller is reasonably capable of providing such benefits and (iii) at Purchaser's option, Purchaser may procure such equivalent benefits from third parties during the final 90 days of the current term of any such Non-Assignable Purchased Contract (or at





                                       15
         any time within 90 days of the date on which the Non-Assignable Purchased Contract which such equivalent benefits replace would have by its terms terminated or entitled the other party thereto to terminate or renegotiate the costs of such benefits) without any further liability to Seller; provided, however, that (A) Purchaser shall provide Seller prior written notice of procuring any such equivalent benefits 30 days (or, if 30 days' notice is not practicable, such notice, if any, which is practicable) prior to obtaining such equivalent benefits pursuant to clause (iii) above, and
         (B) in the event Purchaser procures equivalent benefits pursuant to clause (iii), Seller shall be relieved of its obligations under this
         Section 3.6.1 with respect to the Non-Assignable Purchased Contracts with respect to which such equivalent benefits have been so procured by Purchaser and may take any and all action available to Seller to terminate its obligations under such Non-Assignable Purchased Contracts.

                 3.6.2 Purchaser agrees to pay, or reimburse Seller for, 100% of Seller's direct out-of-pocket cost, fees and expenses (excluding attorneys' fees and fees and expenses of other professionals and employees of Seller), actually incurred by Seller in fulfilling its obligations to Purchaser under Section 3.6.1 (ii), provided, that the amount of such costs, fees and expenses, shall not exceed the related Contract Costs. Purchaser shall make such payments to Seller within 30 days after the Seller's submission of an itemized invoice therefor in detail reasonably sufficient to Purchaser.

                 3.6.3  Notwithstanding the foregoing, the provisions of this
         Section 3.6 shall not apply with respect to the Madison County Leases or otherwise affect Seller's obligations under Section 3.2.4.A.

4.0      REPRESENTATIONS AND WARRANTIES OF THE SELLER

         In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, UNR and Leavitt Structural, jointly and severally, make the following representations and warranties (for purposes of this Article 4.0, references to Purchased Assets and similar terms shall include the assets of Holco except where the context otherwise requires):

         4.1 ORGANIZATION, POWER AND AUTHORITY OF THE SELLER. Each of UNR and Leavitt Structural is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority (i) to own or lease the Purchased Assets being transferred by it and to conduct its Business as now being conducted, (ii) to enter into this Agreement and to sell, convey, transfer, assign and deliver the Purchased Assets and the Shares being transferred by it to the Purchaser as provided herein, and (iii) to carry out the other transactions and agreements contemplated hereby.

         4.2 ORGANIZATION, POWER, AUTHORITY AND ASSETS AND PROPERTIES OF HOLCO. Holco is a corporation duly organized and legally existing in good standing under the laws of its state of incorporation and has full corporate power and authority and all licenses and permits necessary





                                       16
to own or lease its properties and to carry on its business. Holco is qualified to transact business as foreign corporations in each jurisdiction where the failure to so qualify would have a material adverse effect (as defined in Section 11.13).

         4.3 CAPITAL STOCK OF THE COMPANIES. The authorized, issued and outstanding capital stock of the Companies is as set forth in Schedule 4.3 hereto. All of such stock of Leavitt Structural is owned by UNR, and all of such stock of Holco is owned by Leavitt Structural, all voting rights in the Companies are vested exclusively in such stock, and all of such stock is validly authorized and issued, fully paid and non-assessable. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from UNR, Leavitt Structural or Holco any shares of capital stock or securities of either of the Companies of any kind, and there are no voting rights, voting trusts, proxies or other agreements or understandings affecting, or any pre-emptive rights with respect to the issuance or sale of shares of capital stock of, either of the Companies and neither of the Companies has any obligation to acquire any of its issued and outstanding shares of capital stock or any other security issued by it from any holder thereof. As of, and from and after June 1, 1989, Leavitt Structural was and has been a direct or indirect wholly-owned subsidiary of UNR.

         4.4 SUBSIDIARIES. Except for Holco, neither of the Companies has any subsidiary or any equity interest or the right or obligation to acquire an equity interest in any other person or entity.

         4.5 STATUS AND EFFECT OF DELIVERY OF THE SHARES. UNR is the lawful owner of all of the capital stock of Leavitt Structural. Leavitt Structural is the lawful owner of the Shares and has valid marketable title thereto, free and clear of all liens, pledges, encumbrances, claims and equitable interests of every kind, except that the Shares are pledged to secure the repayment of indebtedness to the Bank of America Illinois under a Credit Agreement dated April 5, 1991.

         4.6     FINANCIAL SUMMARIES.  Schedule 4.6 contains:

                 4.6.1 a statement of income and operating expenses of the Businesses for each of the two years ended December 31, 1994 and 1995 ("Statement of Operations");

                 4.6.2 a statement of assets and liabilities of the Businesses as of December 31, 1994 and 1995 ("Year End Statement of Assets and Liabilities");

                 4.6.3 a statement of assets and liabilities of the Businesses as of March 31, 1996 (the "March 1996 Statement") (together with the Year End Statement of Assets and Liabilities, the "Statement of Assets and Liabilities").

The Statement of Operations and the Statement of Assets and Liabilities (hereinafter sometimes referred to together as the "Financial Summaries") have been prepared by UNR's management in accordance with UNR's accounting policies and procedures, consistently applied, and are based on books and records of the Seller relating to the Businesses which have been prepared on a consistent basis, and have been derived from financial information included in the audited





                                       17
consolidated financial statements of UNR, but such financial information has not been audited by UNR's independent public accountants for the purpose of expressing an opinion on the separate financial statements of the Businesses. The Statement of Assets and Liabilities and the Statement of Operations in each case are in accordance with accounting principles generally accepted for divisional enterprises, which principles, with respect to the Statement of Operations, were consistently applied for the periods to which the Statement of Operations relate, and fairly present, as of their respective dates, the assets and liabilities and the operations, respectively, of the Businesses.

         4.7 LIABILITIES OF THE SELLER AND THE COMPANIES. The Seller and the Companies have no liabilities or obligations, absolute, contingent or otherwise, relating to the Businesses or the Purchased Assets except: (i) to the extent reflected in the March 1996 Statement; (ii) to the extent specifically set forth herein or in any of the Schedules attached hereto; and
(iii) normal liabilities incurred in the ordinary course of business since March 31, 1996, and which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

         4.8     TAX MATTERS.

                 4.8.1 Seller has timely filed all of the following tax returns and reports (collectively the "Tax Returns") required to be filed within three years prior to the Closing by UNR, the Companies, and each consolidated or affiliated group of which Holco has been a member prior to the Closing (an "Affiliated Group"); all federal income tax returns, all state income tax returns with respect to which Holco could be liable for the tax due, and all other returns, including without limitation, all sales and use tax, gross receipts, property, payroll and other tax returns with respect to which Holco could be liable for a significant amount of the tax due. Neither UNR, the Companies, nor any Affiliated Group was required during the three year period prior to the Closing, nor was Holco required at any time, to file any foreign or local income tax return. Seller has paid in full or made adequate provision by the establishment of reserves for all Taxes which have become due with respect to all tax returns and reports for all periods. All Tax Returns are correct and complete in all material respects. There are no tax liens upon any of the Purchased Assets or assets of Holco. Seller has made all payments when due of taxes or estimated taxes with respect to the Tax Returns (or any return which would be a Tax Return but for the fact that it has not been filed prior to the Closing) in amounts sufficient to avoid the imposition of any penalty.

                 4.8.2 All taxes and other assessments and levies with respect to the Purchased Assets and the operation of the Businesses which the Seller or the Companies were required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Seller or the Companies for such payment.





                                       18
                 4.8.3 Except for (a) the current pending audit regarding UNR's consolidated tax returns for the years 1983 through 1993 (the "Pending Audit"), (b) audits of sales, use and similar taxes that do not involve the Businesses and (c) audits that either have been concluded more than three years prior to the Closing and with respect to which any deficiency has been paid or which were concluded without any change or deficiency proposed by the taxing authority, none of the Tax Returns has been audited or is being audited by any taxing authority, and no assessment, audit or other proceeding by any taxing authority, court, or other governmental or regulatory authority is proposed, pending, or threatened with respect to the Tax Returns.

                 4.8.4 There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes for which either the Purchaser or Holco would or could be liable or which would or could be a lien upon the Purchased Assets.

                 4.8.5 All positions taken on federal Tax Returns that could reasonably be expected to give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Internal Revenue Code of 1986, as amended (the "Code") have been disclosed on such Tax Returns.

                 4.8.6 Neither UNR nor Leavitt Structural is a foreign person within the meaning of Section 1445(b)(2) of the Code.

                 4.8.7 Holco is not a partner of any partnership and no interest in any partnership is included in the Purchased Assets.

                 4.8.8 Neither UNR nor any of the Companies has made any tax elections under any section of the Code, including without limitation under any of Sections 108, 168, 338, 441, 472, 1017, 1033, 1503, or
         4977 of the Code or Treasury Regulations Section 1.1502 (or any predecessor thereof) that affects Holco or the assets of Holco. No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to Holco. None of the Purchased Assets or assets of Holco is an asset or property that the Purchaser or any of its affiliates is or will be required to treat as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                 4.8.9 No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to UNR or any of the Companies or any assets or properties thereof which would be binding upon or enforceable against the Purchaser, Holco or the Purchased Assets.





                                       19
                 4.8.10 Neither UNR nor any of its Companies has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of UNR or the Companies, which change of accounting method would be binding upon Holco or the Purchaser with respect to the Businesses or the Purchased Assets. Neither UNR nor any of the Companies has any application pending with any taxing authority requesting permission for any changes in any accounting method of UNR or any of the Companies which would have such effect, and the I.R.S. has not proposed any such adjustment or change in accounting method therefor.

                 4.8.11 UNR has previously delivered to Purchaser copies of the portions of the federal and state income Tax Returns for 1994 that related to Holco and the Businesses, and copies of any non-unitary state income Tax Returns filed by any of the Companies, and represents that such materials are true, correct and complete. UNR shall promptly deliver true, correct, and complete copies of the same materials in the same format for 1995 and 1996 when they are complete and ready for filing.

                 4.8.12 None of UNR or the Companies is a party to, is bound by, or has any obligation under any tax sharing contract or similar contract and no such contract shall be entered into or amended by UNR or the Companies at or prior to the Closing.

                 4.8.13 Neither UNR nor any member of its Affiliated Group has an "excess loss account" (as such term is described in Treasury Regulations Section 1.1502) existing with respect to any of the Companies, and none of the Companies has any "deferred intercompany gain" (as such term is described in Treasury Regulations Section 1.1502) with respect to UNR or any member of its Affiliated Group.

         For purposes of this Agreement, the term "Taxes" and "taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, medicare, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

         4.9     REAL ESTATE OF THE SELLER AND THE COMPANIES.

                 4.9.1 Schedule 4.9 sets forth descriptions of the Purchased Real Estate and of real properties owned by Holco (together with the Purchased Real Estate, the "Transferred Real Estate") and the nature and amount of any mortgages, tax liens or other liens thereon.
         Schedule 4.9 also identifies each parcel of the





                                       20
         Purchased Leasehold Premises and real properties leased by Holco (together with the Purchased Leasehold Premises, the "Transferred Leasehold Premises") and the date and term of each lease, the lessee and lessor, the location, including address and a brief description thereof (including approximate square footage and usage). The Transferred Real Estate and the Transferred Leasehold Premises comprise all of the real property used in the operation of the Businesses.

                 4.9.2 The Seller and Holco have good and marketable title to the Transferred Real Estate and a valid leasehold interest in the Transferred Leasehold Premises, free and clear of all liens, mortgages, pledges, encumbrances, charges, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens set forth on Schedule 4.10, liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the Transferred Real Estate or the Transferred Leasehold Premises or otherwise impair the operations of the Businesses in any material respect.

                 4.9.3 The buildings and related improvements located on the Transferred Real Estate and the Transferred Leasehold Premises are in good operating condition, normal wear and tear excepted, and are sufficient to satisfy the current levels of operations of the Businesses.

                 4.9.4  None of the Seller or Holco has received any notice of:
         (i) any condemnation proceeding with respect to any portion of the Transferred Real Estate or the Transferred Leasehold Premises and to the best knowledge of the Seller and Holco no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Transferred Real Estate or the Transferred Leasehold Premises and to the best knowledge of the Seller and Holco no such special assessment is contemplated by any governmental authority.

         4.10 GOOD TITLE TO THE PURCHASED ASSETS. UNR and the Companies have good and marketable title to all of the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except those set forth in Schedule 4.10 and except for liens, mortgages, pledges, encumbrances or charges, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of any of the Purchased Assets or otherwise impair the operations of the Businesses in any material respect or which will be released at or prior to the Closing.

         4.11 LICENSES AND PERMITS. Schedule 4.11 contains a true and complete list of all licenses and other required governmental or official approvals, permits or authorizations, which the failure to possess would have a material adverse effect. UNR and the Companies possess all licenses, approvals, permits and authorizations identified on Schedule 4.11, all such licenses,





                                       21
approvals, permits and authorizations are in full force and effect, UNR and the Companies are in compliance in all material respects with their requirements, and no proceeding is pending or, to the knowledge of UNR and the Companies, threatened to revoke or amend any of them.

         4.12    PROPRIETARY RIGHTS.

                 4.12.1 The Purchased Proprietary Rights and the proprietary rights owned by Holco (together with the Purchased Proprietary Rights, the "Transferred Proprietary Rights") include all proprietary rights used in the Businesses (other than trademarks, trade names, service marks and symbols denoting or connoting UNR, including, without limitation, UNR Industries, Inc. and UNR), the failure to possess which could reasonably be expected to have a material adverse effect.
         Schedule 1.2.8 contains a complete list of all of the Transferred Proprietary Rights.

                 4.12.2 Each of UNR and the Companies is the sole owner, legally and beneficially, and has good and marketable title to the Transferred Proprietary Rights set forth in Schedule 1.2.8 as being owned by it, in each case free and clear of any and all liens, pledges, obligations, charges, mortgages, agreements, claims, liabilities, licenses, restrictions and encumbrances of any kind or nature whatsoever, except such imperfections or encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the Transferred Proprietary Rights. Except as set forth on
         Schedule 1.2.8, to the best knowledge of UNR and the Companies, no third party claims any rights in or to the Transferred Proprietary Rights and the Transferred Proprietary Rights do not infringe on or otherwise violate any rights of any third party and no third party has asserted any claim of any such infringement or violation.

                 4.12.3 Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Proprietary Rights to Purchaser hereunder, Purchaser will have good and marketable title to all of such Purchased Proprietary Rights, free and clear of all liens, pledges, obligations, charges, mortgages, agreements, claims, liabilities, licenses, restrictions and encumbrances of any kind or nature whatsoever, except such imperfections or encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the Purchased Proprietary Rights.

         4.13 ADEQUACY OF THE PURCHASED ASSETS. The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the Businesses as presently conducted.

         4.14 INSURANCE. The Purchased Assets and third-party claims are insured or insured against to the extent and in the manner that is customary for companies engaged in a business similar to each of the Businesses except to the extent that such Purchased Assets or claims are self-insured. UNR and the Companies will maintain such coverage in force up to the Closing





                                       22
Date. The interest of UNR or the Companies in such insurance policies will not be transferred hereunder and Purchaser shall not be subrogated to the rights of UNR or the Companies thereunder.

         4.15 LITIGATION. Except as set forth in Schedule 4.15, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of UNR and the Companies, threatened against or affecting any of the Purchased Assets, the Businesses, Leavitt Structural or Holco. There are no writs, judgments, decrees, injunctions or similar orders of any person, entity or governmental agency or authority outstanding against Seller or Holco affecting the Purchased Assets or the Businesses or which may reasonably be expected to have a material adverse effect, and Holco is not subject to or otherwise bound by any outstanding writ, judgment, decree, injunction or similar order of any person, entity or governmental agency or authority.

         4.16 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, except as disclosed in the Schedules hereto, there has not been (i) any change in the business, properties or financial condition of the Businesses other than changes occurring in the ordinary course of business which in the aggregate have not had and could not reasonably be expected to have a material adverse effect, or (ii) to the best knowledge of UNR and the Companies, any threatened or prospective event or condition which could reasonably be expected to have a material adverse effect.

         4.17 ABSENCE OF CERTAIN ACTS OR EVENTS. Since December 31, 1995, UNR and the Companies have not: (i) committed to or paid any bonus or increased the rate of compensation or profit sharing of any of the employees of any of the Businesses, except in the ordinary course and consistent with past practice; (ii) sold or transferred any of the assets of any of the Businesses other than in the ordinary course of business; (iii) made or obligated themselves to make capital expenditures with respect to the Businesses aggregating more than $500,000 except as disclosed in part III of Schedule 1.2.6; (iv) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction with respect to the business and operations of the Businesses, except for this Agreement and the transactions contemplated hereby; (v) suffered any theft, damage, destruction or casualty loss with respect to the Businesses in excess of $500,000 or that otherwise could reasonably be expected to have a material adverse effect; (vi) experienced any material change in production schedules, acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses of the Businesses other than in the ordinary course of business; or (vii) experienced any change in the relations of the Businesses with their employees, agents, customers or material suppliers, or any loss of business or increase of the cost of raw materials or packaging, which in any case could reasonably be expected to have a material adverse effect.

         4.18    COMPLIANCE WITH LAWS.

                 4.18.1 UNR and the Companies are, and, prior to the date hereof have been (except to the extent cured with no further liability or reasonable expectation of a material adverse effect), in compliance with all laws, regulations, judgments,





                                       23
         decrees and similar orders applicable to the operations of the Businesses and the Purchased Assets, the noncompliance with which would be substantial in character or extent or which could reasonably be expected to interfere with the use, or impair the operations, of the Businesses in any material respect or result in the imposition of any material penalty or otherwise result in a material adverse effect. None of UNR or the Companies has received notification of any asserted past or present failure to comply with any such laws, regulations, judgments, decrees or similar orders and, to the best knowledge of UNR and the Companies, no proceeding with respect to any such violation is pending or contemplated.

                 4.18.2 None of UNR or the Companies, nor, to their best knowledge, any employee of any of the Businesses, has made any payment of funds in connection with the Businesses prohibited by law, and no funds have been set aside to be used in connection with any of the Businesses for any payment prohibited by law.

                 4.18.3 To Seller's knowledge, there are no criminal felony indictments or other criminal felony proceedings pending or threatened against any present officers, employees or agents of Seller or Holco with respect to actions taken in such capacity.

                 4.18.4 Neither Seller nor Holco is subject to any pending investigation by any governmental agency or authority, including the United States Federal Trade Commission or Department of Justice, or any order of or consent decrees issued by or entered into with any such governmental agency or authority, and has not received any notification and is not otherwise aware of any threatened or pending investigation by any governmental agency or authority relating to Holco or the Businesses.

         4.19    ENVIRONMENTAL MATTERS.

                 4.19.1 Except as disclosed on Schedule 4.19 hereto: (i) to the knowledge of the Seller and the Companies, (A) the business and operations of the Businesses do not violate and have not (except to the extent cured with no further liability or reasonable expectation of a material adverse effect) violated any applicable Environmental Law in effect as of the date hereof; (B) each Business is in possession of all Environmental Permits required under any applicable Environmental Law for the conduct or operation of its business (or any part thereof), and each Business is in all material respects in compliance with all of the requirements and limitations included in such Environmental Permits; (C) none of the Businesses stores or uses any pollutants, contaminants or hazardous or toxic wastes, substances or materials; (ii) none of the Businesses has received any notice from any governmental authority or any private person or entity that its business or operations are in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances





                                       24
         or materials; (iii) none of the Businesses is the subject of any federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws; and (iv) none of the Businesses has buried, dumped, disposed of, or spilled or released material quantities of any pollutants, contaminants or hazardous wastes, substances or materials.

                 4.19.2 For purposes of this Agreement: (i) "Environmental Law" means any law, statute, regulation or order, consent decree or settlement agreement which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic waste, substances or materials, whether or not as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, clean-up, transport or handling of pollutants, contaminants, or hazardous waste, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Toxic Substances Control Act, the Clean Water Act of 1977, as amended, any so-called "Super Lien" law, and any other similar federal, state or local statutes; (ii) "Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law; (iii) "Contaminant" means any hazardous substance or any pollutant or contaminant, in each case defined as such under CERCLA, or any petroleum or petroleum-derived substance or waste; (iv) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of the Purchased Real Estate and Purchased Leasehold Premises, whether or not intentional, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property; and (v) "Remedial Action" means actions required to (A) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (B) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (C) perform pre-remedial studies and investigations and post-remedial monitoring care.

         4.20    EMPLOYEE MATTERS; LABOR RELATIONS.

                 4.20.1 Except as set forth on Schedule 4.20, none of the employees of any of the Businesses is covered by employment contracts except customary written and non-written understandings concerning employment, terminable at will without cost or other liability, nor are any of the employees of any of the Businesses members of any union or covered by union contracts, nor is any of the Seller or the Companies aware of any plan or solicitation of employees of any of







                                       25
         the Businesses to form or join a union in the past 24 months. Except as set forth on Schedule 4.20, none of the Seller or the Companies is a party to or bound by any employment agreement (oral or written) or any collective bargaining or other labor agreement with respect to any of the Businesses that could in any way affect Purchaser, the Purchased Assets or any employees of such Business which Purchaser may hire after the Closing. Except as provided with respect to vacation pay in the collective bargaining or other labor agreements set forth on Schedule
         4.20 or pursuant to the Change of Control Agreements referred to in
         Part I of Schedule 4.20 and as provided in the Severance Pay Policy contained in the Standard Procedure Manual of the Businesses, none of the employees of any of the Businesses is entitled to receive any severance benefits from UNR or the Companies upon termination of employment with UNR or either of the Companies.

                 4.20.2 With respect to the employees of the Businesses, Seller and the Companies are in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended, and Seller and the Companies have complied in all material respects with all applicable federal, state and local laws relating to the employment of labor, including without limitation, the provisions thereof relating to wages, non-discriminatory hiring, promotional and employment practices and procedures, collective bargaining and payment of Social Security, unemployment compensation, worker's compensation and similar taxes, and Seller and the Companies are not presently liable to any person or governmental agency for any arrears of wages or subject to any liabilities or penalties for failure to comply with any of the foregoing laws. With respect to the employees of the Businesses and except as may be set forth on Schedule 4.20 or Schedule 4.15, there are no outstanding charges or claims of a material nature against any of the Seller or the Companies or any of their respective officers, directors, agents or employees involving any alleged or actual violation of such employer or any such person of any provision of the National Labor Relations Act, the Age Discrimination in Employment Act, the Equal Employment Opportunity Act of 1964, or any other federal, state or municipal law concerning equal employment opportunities, equal pay legislation or wage and hour obligations contained in the Fair Labor Standards Act; nor, to the knowledge of such employer, has there been any threat of any such claim or charge.

                 4.20.3 Except as set forth on Schedule 4.15, no employee of the Businesses has threatened or asserted any claim, or otherwise is subject to any pending claim, against UNR or either of the Companies regarding working conditions, labor relations, discrimination or other employment or labor related matters.

         4.21 EMPLOYEE BENEFITS. Schedule 4.21 contains a list of all significant employee benefit plans and policies applicable to employees of the Businesses. The term "employee benefit plans," as used herein, includes all written or oral plans, contracts or other arrangements





                                       26
of benefit or advantage to any employee or any class of employees among employees of the Businesses including, without limitation, stock option, bonus, management incentive, profit sharing, pension plan, deferred compensation, retirement, medical, disability, life and other insurance, severance and termination and income protection arrangements. Summaries of such plans and policies have been provided to Purchaser and copies of all such written plans and descriptions of non-written policies will be provided upon Purchaser's request. Except as set forth on Schedule 4.21 or as contemplated by Section 4.20, all obligations of each of UNR and the Companies, or their affiliates, whether arising by operation of law, by contract or by past custom, for payments by such employer, with respect to unemployment compensation benefits, pension and retirement benefits, social security benefits, or other benefits for the employees of the Businesses, whether under such employer's benefit plans or otherwise with respect to such plans, including, without limitation, those set forth on Schedule 4.21, in respect of periods prior to the Closing Date, have been paid or shall be paid when due by such employer or, if assumed by Purchaser, properly accrued and reflected in the March 1996 Statement. Each of the "employee benefit plans" listed on Schedule 4.21 is in compliance in all material respects with all aspects of ERISA (as defined below), the Code, and all other applicable laws, and any regulations or rulings under such laws. The transactions contemplated by this Agreement will not result in the imposition of any liability or obligation on Purchaser as a successor to UNR or the Companies or otherwise with respect to such plans (except to the extent assumed by Purchaser), and UNR shall promptly pay or discharge any such liability or obligation and defend and hold Purchaser harmless from any liability, obligation or loss resulting therefrom. No liability on the part of UNR or the Companies to the Pension Benefit Guaranty Corporation, other than applicable insurance premiums, has been or could reasonably be expected to be incurred with respect to any such plan at or prior to the Closing. Except for asset transfers which have been reported or with respect to which the reporting requirements have been waived, there has been no reportable event (as described in Section 4043(b) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA")) with respect to any such plan, nor has any notice as to liability under Subtitle D of Title IV of ERISA been received, and there are no circumstances that might result in the imposition of a lien on any of the Purchased Assets pursuant to ERISA, the Code or any other applicable law or regulation. A principal purpose of the transactions described or contemplated in this Agreement is not to evade or avoid liability under ERISA.

         4.22 PRODUCT RECALLS. There has not been any product recall, or post-sale warning or similar action (collectively, "recalls") conducted with respect to any product manufactured, shipped, delivered or sold by any of the Businesses, or, to the knowledge of UNR and the Companies, any investigation or consideration of, or decision made by, any of the Businesses concerning whether or not to undertake any recalls.

         4.23    ABSENCE OF DEFAULTS.

                 4.23.1 Schedule 1.2.6 and Part II of Schedule 4.9 attached hereto contain a true and complete list of the following:





                                       27
                 (i) all leases pursuant to which UNR or the Companies lease any real property for use in the Businesses;

                 (ii) all leases pursuant to which UNR or the Companies lease any personal property for use in the Businesses that provide, individually, rental payments in excess of $10,000 per year or in excess of $20,000 during their duration;

                 (iii) all contracts, agreements or other instruments of UNR or the Companies relating to the Businesses that by their terms can reasonably be expected to require the future payment by or to UNR or either of the Companies of $10,000 or more;

                 (iv) all sales agency or distributor agreements relating to the Businesses.

                 (v) all contracts, agreements or other instruments related to the Businesses which were not entered into in the ordinary course of business of the Businesses or that by their terms reasonably can be expected to require the future payment by or to UNR or either of the Companies of $10,000 or more; and

                 (vi) all other contracts, agreements or other instruments to which UNR or either of the Companies is a party and which are material to the operations of the Businesses.

                 4.23.2 Schedule 4.10 attached hereto contains a true and complete list of the following:

                 (i) all mortgages, indentures, notes, loan agreements, security agreements, pledge agreements, lien retention agreements, consignment agreements, processing agreements for third parties, installment obligations or other instruments for or relating to any borrowings or otherwise relating to the Businesses or the Purchased Assets; and

                 (ii) all guarantees of Holco relating to any third party debt.

                 4.23.3 UNR and the Companies are not in material default under any contract, order, lease, commitment or agreement referred to in Schedules 1.2.6 or 4.9 hereto ("Material Agreements") and no condition exists which, with the giving of notice or passage of time or both, would constitute a material default thereunder or constitute an event creating rights of acceleration, termination or cancellation thereof, and no person has asserted in writing that UNR or either of the Companies is in default under, or in breach of (with or without the giving of notice or the passage of time), any material term or provision of any of the Material Agreements. To the best of Seller's and the Companies' knowledge, there are no existing material defaults by any third party under any contract, order, lease, commitment or agreement referred to in Schedule 1.2.6 hereto and no condition exists which, with the giving of notice or passage of time or both, would





                                       28
         constitute a material default thereunder or constitute an event creating rights of acceleration, termination or cancellation thereof, and each such Material Agreement is in full force and effect and enforceable in accordance with its terms (except as enforceability may be limited by laws affecting creditors' rights or principles restricting equitable relief). Neither UNR nor any Company has waived any rights under any Material Agreement, which waiver reasonably could be expected to have a material adverse effect.

         4.24 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of Seller's certificate of incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or, to the best of such Seller's knowledge, other governmental body which is either applicable to, binding upon or enforceable against the Seller or requires any filing or authorization under any applicable law, ordinance or regulation other than as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR Act"); (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against UNR or the Companies or the Purchased Assets (except that security interests in certain of the Purchased Receivables may not have been released by the date of execution hereof, but will be so released at or prior to Closing); (iii) require UNR or either Company to obtain any consent, approval, or action of, or make any filing with or the giving notice to, any person or entity except under the HSR Act as contemplated by Section 3.2.4.A hereto or those which the failure to obtain, make or give, individually or in the aggregate, would not reasonably be expected to have a material adverse effect; or (iv) result in the creation or imposition of any lien or encumbrance upon any of the Purchased Assets, other than liens and encumbrances created by Purchaser.

         4.24.A INTERCOMPANY TRANSACTIONS. Except for purchases by divisions of UNR other than the Businesses of finished products manufactured by the Businesses, there are no contracts or arrangements for purchase, sale or lease of goods, equipment or services, or any tax sharing or similar agreements, between Leavitt Structural, Holco or the Businesses, on the one hand, and Seller or any affiliate of Seller other than Leavitt Structural or Holco, on the other hand.

         4.24.B INVENTORIES. The inventories included in the March 1996 Statement consist (and those to be reflected in the Closing Statement will consist) only of items of quality and quantity commercially useable and saleable in the ordinary course of the Businesses, except for any items of obsolete material or material below standard quality or commercial specifications, all of which have been (and for purposes of the Closing Statement will be) written down to the lower of cost





                                       29
or realizable market value, or for which adequate reserves have been (and for purposes of the Closing Statement will be) provided. The quantities of all inventories are reasonable, and as of the Closing Date will be reasonable, in the circumstances of the Businesses business cycle.

         4.24.C BUSINESS RELATIONS. The Businesses are not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of their customers or suppliers. To Seller's knowledge, no customer of the Businesses intends to cease doing business with (or substantially reduce its business with) the Businesses, which cessation (or reduction) would have a material adverse effect. Since March 31, 1996, the Businesses have not experienced any difficulties in obtaining any raw materials necessary to the operations of the Businesses that had, or reasonably may be expected to have, a material adverse effect and, to Seller's knowledge, no such shortage of raw materials that would have such a material adverse effect is threatened.

         4.24.D PRODUCT WARRANTIES. Neither UNR nor either Company has made any express warranty as to the condition, value, design, operation, compliance with applicable law, merchantability or fitness for use of any of the products sold by the Businesses, except as such warranties as may be contained in customer purchase orders or shipping tags with respect to the specifications pursuant to which such products were manufactured or the tensile strength of such products.

         4.24.E  LOCATION OF INVENTORY AND ASSETS.  Except as set forth in
Schedule 4.24.E and except for inventory in-transit, and purchased material in-transit, no inventory constituting part of the Purchased Assets is located in any warehouse facilities or customer locations. All of the personal property, excluding motor vehicles, inventory in-transit and purchased material in-transit, constituting part of the Purchased Assets is located at one of the Purchased Real Estate or Purchased Leasehold Premises as described on Schedule
4.9 attached hereto.

         4.24.F NO PRODUCTION OF ASBESTOS-CONTAINING PRODUCTS. To the best knowledge of Seller, the Businesses have never produced or otherwise sold products which contain asbestos or asbestos-containing coatings or insulation.

         4.24.G FINAL SALES. All sales of inventory by the Businesses have been and currently are made on terms of a final sale, and not on terms of consignment or pursuant to which such inventory may be returned if not sold or utilized by customers of the Businesses.

         4.25    LIMITATIONS ON SELLER'S REPRESENTATIONS AND WARRANTIES.

                 4.25.1 The exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all purposes of this Agreement.

                 4.25.2 To the extent that Seller's representations and warranties expressed herein are qualified by reference to Seller's or the Companies' knowledge, such reference shall be limited to the actual knowledge of the individuals set forth on Schedule 4.25.





                                       30
                 4.25.3  The representations and warranties set forth in this
         Article 4.0 are the only representations and warranties made by UNR or Leavitt Structural with respect to the Businesses and the Purchased Assets. Except as specifically set forth herein, the Seller is selling the Purchased Assets to the Purchaser "as is" and with all faults.

         4.26 TRUE AND COMPLETE COPIES. Copies of documents delivered and to be delivered hereunder by Seller or Holco are and will be true and complete copies of such documents.

         4.27 BROKERS. UNR and the Companies have not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., which UNR shall be solely responsible to compensate.

         4.28 ROHN PRODUCTS. The UNR-Rohn Division of the Seller does not currently manufacture and sell tubing or pipe products other than the Rohn Products, as defined in Exhibit C hereto.

5.0      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Purchaser makes the following representations and warranties:

         5.1 ORGANIZATION, POWER AND AUTHORITY OF THE PURCHASER. Purchaser is a corporation duly organized and validly existing under the laws of its state of incorporation, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.2 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser, or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser or requires any filing or authorization under any applicable law, ordinance or regulation (other than as may be required by the HSR Act), or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Purchaser.

         5.3 PURCHASE FOR INVESTMENT. The Purchaser is purchasing the Shares for investment and not with a view to their distribution in whole or in part, other than to any affiliate.





                                       31
         5.4 INVESTIGATION BY PURCHASER. Purchaser has conducted an investigation of the Purchased Assets and of the operations of the Businesses. Purchaser has reviewed all of the documents, records, reports and other material identified in the Exhibits and Schedules hereto, and is familiar with their content. Purchaser acknowledges that it has been given access to and has visited and examined the premises of the Businesses and is familiar with the condition thereof. For the purpose of conducting these investigations, Purchaser has employed the services of its own agents, representatives, counsel, experts and consultants. Purchaser has relied upon information supplied by the Seller as set forth herein and in the Exhibits and Schedules hereto and has not relied upon any other information or statement, oral or written, not described herein or not included in a Schedule attached hereto. Notwithstanding the foregoing, nothing contained in this Section 5.4 shall affect or otherwise limit Purchaser's ability to rely on the representations and warranties of Seller contained in this Agreement.

         5.5 BROKERS. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         5.6 FINANCIAL RESOURCES. Purchaser has, and at the Closing, Purchaser will have, the financial resources to consummate the transactions contemplated hereby.

6.0      ADDITIONAL COVENANTS OF THE PARTIES

         6.1 ALL REASONABLE EFFORTS. Each party hereto will use all reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions to its respective obligations to consummate the sale and purchase of the Purchased Assets. Each party hereto shall also execute prior to or after the Closing Date such other documents or agreements and take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, and, specifically, Seller shall use all reasonable efforts to obtain all consents and approvals necessary for the assignment to Purchaser of the Purchased Contracts, the Madison County Leases, and such other contracts and agreements related to the Businesses to be assigned to Purchaser pursuant to this Agreement.

         6.1.A HSR FILINGS. Each party hereto will (i) take all actions necessary to make the filings required of it or its affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply with any requests for additional information received by such party or its affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with the other party hereto in connection with such other party's filings under the HSR Act and, (iv) request early termination of the applicable waiting period under the HSR Act.

         6.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of the Purchaser:





                                       32
                 6.2.1 the Seller will, and the Seller will cause Holco to, conduct the business and operations of the Businesses in the manner in which the same have heretofore been conducted and as described to the Purchaser, and it will use all reasonable efforts to (i) preserve the business organization of the Businesses intact, (ii) keep available to the Purchaser the services of the employees and agents of the Businesses, and (iii) preserve the relationships with the customers of the Businesses, suppliers and others having dealings with the Businesses;

                 6.2.2 the Seller will, and the Seller will cause Holco to, maintain all of the properties of the Businesses in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and will maintain insurance of such types and in such amounts upon all of the properties of the Businesses and with respect to the conduct of the operations of the Businesses as are in effect on the date of this Agreement; and

                 6.2.3 the Seller will not, and the Seller will cause Holco not to, (i) pay any bonus or increase the rate of compensation of any of the employees of any of the Businesses other than as required under any collective bargaining agreement listed in Schedule 6.7.7; (ii) sell or transfer any of the assets of any of the Businesses other than in the ordinary course of business; (iii) make or obligate themselves to make capital expenditures with respect to the Businesses aggregating more than $500,000; (iv) with respect to the operations of any of the Businesses, incur any material obligations or liabilities or enter into any material transaction; (v) mortgage, pledge or encumber (or permit any lien to attach to) any properties or assets of the Businesses (other than purchase money security interests incurred in connection with any purchase of properties or assets for use in the Businesses); (vi) other than in the ordinary course of business, amend or terminate any Material Agreement or any license or permit relating to the Businesses; (vii) make any material change in any employee benefit plans, except as required by law and except that Seller may terminate the UNR Employees' Profit Sharing and 401(k) Plan, UNR Industries, Inc. Supplemental Executive Retirement Plan, November 1993, prior to the Closing Date; (viii) increase or modify any compensation or severance benefit payable to any employee of the Businesses; (ix) incur any material changes in sales of inventory to affiliates or divisions of UNR except as may be required by business conditions of such affiliates or divisions; or (x) enter into any other agreement, course of action or transaction material to the Businesses except in the ordinary course of business.

                 6.2.4  Notwithstanding anything to the contrary in this
         Section 6.2, Seller may take such action as is necessary to cancel or reconcile intercompany accounts, as contemplated by Section 3.2.7.A hereof, so long as such action does not involve distributing what would otherwise be Purchased Assets.





                                       33
         6.3     ACCESS TO THE PROPERTIES AND RECORDS OF THE BUSINESSES.

                 6.3.1 From and after the execution and delivery of this Agreement, the Seller will, and the Seller will cause Holco to, afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the premises of the Businesses sufficient to enable the Purchaser to inspect the Purchased Assets and assets and properties of the Companies, and furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request.

                 6.3.2 From and after the Closing, Seller will make available to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the financial statements and records of the Businesses and work papers of Seller's independent auditors with respect to audits performed on the financial statements of the Businesses and the financial statements of the Seller to the extent reasonably requested by Purchaser to enable Purchaser to prepare audited financial statements relating to the Businesses for such periods and in such form as Purchaser reasonably determines is required for purposes of Purchaser's filings under applicable securities laws.

                 6.3.3 To the extent any document containing information about the Businesses constitutes an Excluded Asset pursuant to Section 1.3.4 and is reasonably necessary to or requested by Purchaser in connection with its operation of the Businesses after the Closing, Seller shall make such document and/or information available to Purchaser and its representatives during normal business hours of Seller upon prior written notice by Purchaser. Purchaser shall be permitted to make copies of any such documentation and/or information made available to Purchaser pursuant to this Section 6.3.3 to the extent such documentation and/or information pertains to the Businesses.

                 6.3.4 The Purchaser will hold in strict confidence all documents and information concerning the Seller and/or the Businesses furnished at any time by Seller or Holco, as and to the extent provided under Section 11.3.A hereof.

         6.4 NO DISCLOSURE. Neither party hereto will, prior to the Closing Date, disclose the existence of or any term or condition of this Agreement to any person or entity without the prior written consent of the other party, except that such disclosure may be made (i) to any person to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Shares and Purchased Assets which are set forth in this Agreement, and (ii) to the extent the party making such disclosure believes in good faith that such disclosure is required by law or any rules of any securities exchange on which the stock of such party or its affiliates are traded, it being understood that each party shall be entitled to issue such press releases as it deems appropriate under such laws and rules (in which case, such party will consult with the other party prior to making such disclosure).





                                       34
         6.5 BULK SALES LAW. The Purchaser waives compliance with the bulk sales law of any applicable state in connection with the transactions contemplated by this Agreement.

         6.6 EXPENSES. Purchaser, on the one hand, and Seller, on the other hand, shall each bear its own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         6.7     EMPLOYEE MATTERS.

                 6.7.1 Purchaser shall offer at will employment, on terms and conditions substantially equivalent to those currently in effect, including the compensation levels set forth in Schedule 6.7.1 hereto, effective on the Closing Date, to all regular full time and part time employees of the Businesses as of the Closing Date (including employees on short term disability when the short term disability period terminates but excluding employees covered by collective bargaining agreements). Those employees who accept employment with the Purchaser are referred to herein as the "Continued Employees."

                 6.7.2 From the Closing Date until December 31, 1996, Purchaser (or an affiliate thereof) shall provide at its sole expense, for the benefit of the Continued Employees, the benefit plans, policies and procedures set forth in Schedule 6.7.2. Purchaser, in its sole discretion, shall provide the benefit plans, policies and procedures set forth in Schedule 6.7.2 for such time period by either assuming the sponsorship of the existing benefit plans, policies and procedures set forth in Schedule 6.7.2 or establishing mirror image plans, policies and procedures which shall become effective immediately following the Closing Date. Purchaser agrees that the medical and disability benefits provided will contain a waiver of any pre-existing condition exclusion for Continued Employees. From and after January 1, 1997, Purchaser shall provide benefit plans, policies and procedures to the Continued Employees that are on such terms as Purchaser deems appropriate, subject to applicable provisions of collective bargaining agreements as in effect from time to time. Purchaser shall give each Continued Employee credit for accrued vacation to the extent accrued on the Closing Statement.

                 6.7.3 Purchaser and Seller agree that, except as specifically provided otherwise in this Agreement and except for any employee-paid premiums for continuation of coverage required to be offered by UNR or the Companies under the terms of an applicable employee benefit plan of any such employer or otherwise required by law, the provision of employee benefits to Continued Employees including, without limitation, the employee benefits set forth on Schedule 6.7.2 on and after the Closing Date shall be the sole responsibility of Purchaser. Seller shall be fully responsible for health-care and disability benefits incurred prior to the Closing Date, including costs for employees hospitalized or on disability on the Closing Date, and, except as specifically provided otherwise in this Agreement, such other benefits to the extent accrued and vested on or





                                       35
         before the Closing Date. Notwithstanding the foregoing, Seller shall be responsible for COBRA liabilities and obligations under Section 4980B of the Code and Sections 601-608 of ERISA with respect to any individuals who incurred or incur a "qualifying event" (within the meaning of Section 603 of ERISA) under an applicable employee benefit plan of UNR or the Companies prior to the Closing Date.

                 6.7.4 If Purchaser terminates any Continued Employee within 12 months after the Closing Date for any reason other than disciplinary reasons or unsatisfactory performance, he or she shall be entitled to receive severance benefits (based on such employee's aggregate years of employment with the Seller or Holco and Purchaser) on terms and conditions no less favorable than those offered by Seller or Holco to their similarly situated employees, and the cost of such severance benefits shall be borne by Purchaser.

                 6.7.5 Except as specifically provided otherwise in this Agreement, neither Purchaser nor Seller will solicit for employment, for a period of 24 months after the Closing Date, any of the employees of the other party.

                 6.7.6 Purchaser agrees to assume UNR's obligations under the Change of Control Agreements between UNR and (i) Roy Herman, dated September 15, 1993, (ii) William Spanos, dated September 15, 1993,
         (iii) Parry Katsafanas, dated January 31, 1996, and (iv) David Lichtfuss, dated January 31, 1996, and to indemnify and hold Seller harmless from any amount UNR may be required to expend as a consequence of such agreements; provided, however, that Purchaser shall not assume any liability of Seller under any of such Change of Control Agreements to the extent arising as a result of or otherwise relating to any actions by Seller or any of its affiliates prior to the Closing other than in connection with the transactions contemplated by this Agreement, and, provided, further, that Purchaser shall not assume any liability of Seller with respect to any Change of Control Agreement between UNR and any of such persons if Purchaser offers employment to such person in accordance with Section 6.7.1 hereof and the terms of such Change of Control Agreements and such person refuses to accept such offer of employment by Purchaser.

                 6.7.7 Purchaser agrees to assume the obligations of Seller under and be substituted for the Seller as a party to the collective bargaining agreements listed on Schedule 6.7.7 hereto; provided, however, that, except with respect to Unfunded Pension Plan Obligations which are to be assumed by Purchaser as contemplated by
         Section 2.3.8 hereof and for accrued vacation up to the Closing Date to the extent reflected on the Closing Statement, Purchaser's assumption of the obligations of Seller under such collective bargaining agreements shall relate only to those liabilities and obligations under the collective bargaining agreements that relate to periods on or after the Closing Date.





                                       36
                 6.7.8 Purchaser agrees to take the following actions with respect to the multi-employer pension benefit plans ("Pension Plans") to which UNR or the Companies have made contributions prior to the Closing pursuant to the collective bargaining agreements shown in
         Schedule in 6.7.7:

                 (i) to continue to contribute under the terms of the Pension Plans for substantially the same number of contribution base units for which UNR or the Companies had an obligation to contribute immediately prior to the Closing;

                 (ii) unless an exemption or variance is available pursuant to regulation or is obtained in accordance with Pension Benefit Guaranty Corporation procedures, the Purchaser shall provide to each of the Pension Plans for a period of five plan years, commencing with the first plan year of each of the Pension Plans beginning after the Closing, a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA in the amount described below, or Purchaser shall establish an escrow fund held by a bank or similar financial institution satisfactory to the respective Pension Plan in the amount described below. Such amount shall be equal to the greater of (x) the average annual contributions required to be made by UNR or the Companies for three plan years of each of the Pension Plans next preceding the respective plan year in which the Closing occurs, or (y) the annual contribution UNR or the Companies were required to make under the Pension Plans for the last plan year prior to the respective plan year in which the Closing occurs, which bond or escrow shall provide for payment to the respective Pension Plan if Purchaser withdraws from the Pension Plan or fails to make a contribution to the Pension Plans when due at any time during the first five plan years beginning after the Closing;

                 (iii) unless an exemption or variance is available pursuant to regulation or is obtained in accordance with Pension Benefit Guaranty Corporation procedures, and otherwise subject to the provisions of paragraph (iv) below, Seller agrees that if the Purchaser withdraws from any of the Pension Plans in a complete withdrawal or a partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) with respect to operations of the Businesses for which contributions under paragraph (i) were required during the first five plan years described in paragraph (ii) above, the Seller shall be secondarily liable for any withdrawal liability it would have had to that Pension Plan with respect to such operations (but for Section 4204 of ERISA) if the liability of the Purchaser with respect to that Pension Plan is not paid;

                 (iv) Seller's secondary liability for any withdrawal incurred by the Purchaser as a result of the Purchaser's agreement to contribute to any Pension Plan pursuant to paragraph (i) above, shall be limited to an amount equal to the payment to that Pension Plan that would have been due from Seller but for the undertakings of the Purchaser and Seller pursuant to paragraphs (i), (ii) and (iii) above;





                                       37
                 (v)  if, notwithstanding the full cooperation of Seller,
         Section 4204 of ERISA does not operate to shield Seller from withdrawal liability resulting from the transfer of assets to Purchaser, and such withdrawal liability is charged to Seller, Purchaser will indemnify Seller for such withdrawal liability;

                 (vi) if Seller incurs any secondary withdrawal liability to the Pension Plans with respect to the employees that are transferred to Purchaser, Purchaser will indemnify Seller for such secondary withdrawal liability; and

                 (vii) UNR agrees that it will request, and use commercially reasonable efforts to obtain prior to the Closing Date, a withdrawal liability report from the administrator of the Electrical Contractors' Association and Local Union 134 I.B.E.W. Joint Pension Trust of Chicago, Pension Plan No. 2 ("Electrical Contractors' Plan") showing the withdrawal liability of UNR and/or the Companies as of the Closing Date or a date within 30 days prior to the Closing Date. In the event UNR is unable to obtain such withdrawal liability report prior to the Closing Date or to the extent the withdrawal liability of UNR and/or the Companies as reflected on such report exceeds $55,000, Seller agrees to indemnify Purchaser against any withdrawal liability it or any of its affiliates incur under the Electrical Contractors' Plan to the extent such withdrawal liability as reflected in such report exceeds $55,000, notwithstanding the preceding provisions of this
         Section 6.7.8 hereof.

                 6.7.9 Seller agrees that, from and after the Closing, Seller shall remain fully responsible for and shall fully satisfy or cause to be satisfied all workers' compensation claims asserted by employees of the Businesses (whether employed by UNR, Leavitt Structural or Holco) to the extent such claim arises out of or results from any event occurring prior to the Closing Date, regardless of whether such claim is asserted prior to or on or after the Closing Date;

                 6.7.10 Notwithstanding anything contained in this Section 6.7, to the extent any provisions of this Section 6.7, as related to employees governed by the collective bargaining agreements set forth on Schedule 6.7.7 hereto, contradict or otherwise are inconsistent with any terms, provisions or requirements under such collective bargaining agreements, Purchaser's obligations under this Section 6.7 shall be deemed to be modified to the extent necessary to enable Purchaser to comply with the applicable provisions of any such collective bargaining agreements with respect to the employees covered thereby, and any such modification or deviation from the terms of this
         Section 6.7 as a result of such actions by Purchaser shall not be deemed a breach or violation of this Agreement.

                 6.7.11 Seller agrees to pay within five days after determination of the final Closing Statement, the amounts owing employees or former employees of the Businesses under the UNR Industries, Inc. Key Management Incentive





                                       38
         Variable Compensation Plan for periods through the Closing Date, calculated on a pro rata basis for 1996 based on the financial performance of the Businesses from January 1, 1996 to the Closing Date.

                 6.7.12 Purchaser agrees to administer on Seller's behalf claims which may be made under the Evanston Retirees UNARCO Health Service Plan, provided, that, (i) Seller agrees to reimburse Purchaser for its out-of-pocket expenses and to indemnify Purchaser for any liabilities it may incur thereby, and Seller and Purchaser agree to negotiate in good faith an agreement to compensate Purchaser for such services if Purchaser so requests and to permit Purchaser to terminate such services on 60 days notice to Seller in the absence of such an agreement and (ii) Purchaser is not assuming and shall not assume or be obligated for any liability of Seller with respect to any amounts payable under or pursuant to such Plan.

         6.8 OBLIGATION TO NOTIFY. Each party shall have the continuing obligation until the Closing promptly to notify the other party in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in this Agreement or the Schedules or other attachments annexed hereto. To the extent any such matter causes or will cause any covenant under this Agreement to be breached, or that renders or will render untrue any representation or warranty contained in this Agreement, the party whose covenant, agreement, representation or warranty would be breached or rendered untrue shall use commercially reasonable efforts to cure, before the Closing, any violation or breach of any covenant, agreement, representation or warranty made in this Agreement. Notwithstanding the foregoing, the obligations under this Section 6.8 shall not apply with respect to any event, transaction or circumstance of which a party has been notified by the other party pursuant hereto or with respect to which both parties to this Agreement have actual knowledge, and the failure by any party to notify the other party pursuant to this Section 6.8 with respect to any matter hereafter arising or discovered shall not affect such party's rights or obligations under Article 13 hereof.

         6.9 USE OF UNR. Purchaser agrees to abandon use by the Businesses and otherwise of all trademarks, trade names, service marks and symbols denoting or connoting UNR, including, without limitation, UNR Industries, Inc. and UNR, as promptly as practicable and in any event by six months following the Closing, provided that Purchaser's rights in and to, and use of, the terms listed in part II of Schedule 1.2.8 hereto shall not be affected by this covenant.

         6.10 OTHER AGREEMENTS. Purchaser and Seller agree to use all reasonable efforts to cause the rights of the Leavitt Division pursuant to the PTO Agreements to continue after the Closing without imposing additional liabilities on the Seller, provided, that, Purchaser and its affiliates shall not be required to assume any liabilities that relate to conduct of the Seller or the Businesses thereunder prior to the Closing or assume or otherwise become a party to any existing agreement that reasonably may be expected to result in obligations of Purchaser or its affiliates for any contributions or withdrawal liability under or with respect to the CTD Pension Fund to





                                       39
the extent related to or attributable to any period prior to the Closing. Seller also agrees that Purchaser shall be entitled to use of the Chicago Bulls Tickets on an equal sharing basis with Seller.

7.0      CONDITIONS TO THE OBLIGATION OF THE PURCHASER

         The obligation of the Purchaser to purchase the Shares and Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1 ACCURACY OF THE SELLER'S REPRESENTATIONS AND WARRANTIES AND COMPLIANCE BY THE SELLER WITH ITS OBLIGATIONS. The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Seller shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by an executive officer of Seller, certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.

         7.2 CERTIFIED RESOLUTIONS. Seller shall have delivered to the Purchaser copies of resolutions adopted by the board of directors and stockholders of each of UNR and Leavitt Structural authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date by a secretary or assistant secretary.

         7.3 OPINION OF COUNSEL. The Purchaser shall have received an opinion dated the Closing Date from the general counsel for the Seller, in form and substance as set forth in Exhibit A attached hereto.

         7.4     RECEIPT OF NECESSARY CONSENTS.

                 7.4.1 All required consents or approvals of third parties necessary to convey to Purchaser all of the Purchased Assets as contemplated by this Agreement, the absence of which would materially adversely affect Purchaser's rights hereunder, shall have been obtained and shown by written evidence reasonably satisfactory to the Purchaser; provided, however, that, except as provided in Section
         7.4.2 hereof, if Seller is unable to obtain any such consents or approvals on reasonable commercial terms by the Closing Date, this condition shall be satisfied if Seller, by acting as agent for Purchaser or participating in any other reasonable and lawful arrangement, is able to put the Purchaser in the same position in all material respects as if such consents or approvals had been obtained, in the manner as contemplated by Section 3.6 hereof.





                                       40
                 7.4.2  Notwithstanding the provisions of Section 7.4.1 hereof,
         (i) all waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived and (ii) Seller shall have obtained and delivered to Purchaser the estoppel certificate and consent to assignment, each duly executed by Landlord, relating to the Madison County Leases, as contemplated by Section 3.2.4.A hereof.

         7.5 TITLE INSURANCE. Purchaser shall have received a commitment for the issuance of an ALTA owner's title insurance policies (with costs to be shared equally by Purchaser and Seller) with respect to the Purchased Real Estate, subject only to those items set out in Schedule 4.9 and the customary exceptions in the policy.

         7.6 NO ADVERSE ORDER. There shall not be any order of any court or governmental authority restraining, prohibiting or invalidating the sale of the Shares and Purchased Assets to the Purchaser or any other material transaction contemplated hereby, or materially and adversely affecting the right of the Purchaser to own the Shares or own, operate or control the Purchased Assets or the Businesses as currently conducted.

         7.7 NO ADVERSE CHANGE. Since December 31, 1995, there shall not have occurred any events that, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect, provided, that, matters occurring since December 31, 1995, as disclosed in the Schedules hereto, shall not, individually or in the aggregate, be deemed to have had or reasonably be expected to have a material adverse effect, but may be aggregated with other matters not so disclosed for purposes of determining whether the condition set forth in this Section 7.7 shall have been satisfied as of the Closing.

8.0      CONDITIONS TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller to sell the Shares and Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. Purchaser shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.

         8.2 OPINION OF COUNSEL. The Seller shall have received an opinion, dated the Closing Date, from Winstead Sechrest & Minick P.C., counsel for Purchaser, in form and substance as set forth in Exhibit B attached hereto.





                                       41
         8.3 CERTIFIED RESOLUTIONS. Purchaser shall have delivered to the Seller a copy of a resolution adopted by its board of directors authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by its secretary or assistant secretary.

         8.4 NO ADVERSE ORDER. There shall not be any order of any court restraining, prohibiting or invalidating the sale of the Purchased Assets or Shares to the Purchaser or any other material transaction contemplated hereby.

         8.5 HSR ACT. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

9.0      CERTAIN ACTIONS AFTER THE CLOSING

         9.1 PURCHASER TO ACT AS AGENT FOR SELLER. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of the Seller thereunder and, if after the Seller shall have fulfilled its duties under Section 6.1 hereof with respect to using reasonable efforts to obtain such required consents, such consents shall not have been obtained. If such consent is not obtained or if any attempted assignment would be ineffective or would affect Seller's rights thereunder so that the Purchaser would not in fact receive all such rights, then the Purchaser shall act as the agent for Seller in order to obtain for the Purchaser the benefits thereunder.

         9.2 PURCHASER APPOINTED ATTORNEY FOR SELLER. Effective at the Closing Date, the Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of Seller, in the name of either the Purchaser or Seller (as the Purchaser shall determine in its sole discretion) but for the benefit and at the expense of the Purchaser (except as otherwise herein provided), (i) to institute and prosecute all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable; and (iii) to take all action which the Purchaser may reasonably deem proper in order to provide for the Purchaser the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to the Purchaser pursuant to this Agreement shall not have been obtained. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

10.0     PRODUCT WARRANTY AND LIABILITY CLAIMS

         10.1 PRODUCT WARRANTY AND LIABILITY CLAIMS; COOPERATION IN LITIGATION. As to any product warranty or liability claims asserted against Purchaser or Seller for products of any of the Businesses shipped after the Closing, Purchaser shall be fully responsible for their defense and resolution. As to product warranty and liability claims for products of any of the Businesses shipped before the Closing and first asserted against Purchaser or Seller or Holco after the





                                       42
Closing, Seller shall be fully responsible for their defense and resolution except to the extent an accrual therefor is included in the Closing Statement as contemplated by Section 3.4.1(f), with respect to which Purchaser shall be responsible to the extent of such accrual; provided, however, that, with respect to any inventory returned to Purchaser in connection with the assertion of any such product warranty or liability claim, Purchaser, at its option, may either deliver to Seller the scrap value of such inventory returns to Purchaser or credit the scrap value of such inventory against amounts then owing by Seller to Purchaser pursuant to this Agreement. As to such claims first asserted before the Closing, Seller shall be solely responsible. Purchaser and Seller shall each cooperate with the other in the defense of any such action and in the prosecution or defense of any other actions affecting the Businesses to the extent reasonably so requested.

11.0     MISCELLANEOUS

         11.1 BROKERS' COMMISSION. The Purchaser will indemnify and hold harmless the Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Seller will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Seller to bring about, or to represent them in, the transactions contemplated hereby.

         11.2 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         11.3    TERMINATION.

                 11.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                          11.3.1.1 by the mutual written consent of the parties hereto;

                          11.3.1.2 by the Purchaser or the Seller if there is an order of any court or other governmental agency or authority restraining, prohibiting or invalidating the sale of the Purchased Assets or Shares to the Purchaser or any other material transaction contemplated hereby, or, in the case of the Purchaser, which would materially and adversely affect the right of the Purchaser to own, operate or control the Purchased Assets and such order is not dismissed, overturned or otherwise vacated within 30 days after the entry thereof; or





                                       43
                          11.3.1.3 by either party in the event of the material breach by the other party of any provisions of this Agreement, which breach is not remedied by the breaching party within 30 days after receipt of notice thereof from the terminating party; or

                          11.3.1.4 by Seller or Purchaser if the Closing has not taken place by August 31, 1996, provided that the failure of the Closing to have occurred on or before such date shall not have resulted from the breach by the terminating party of any representation, warranty, covenant or agreement of such party contained in this Agreement.

If this Agreement is terminated pursuant to clauses 11.3.1.1 or 11.3.1.2 of this paragraph 11.3.1, no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clauses 11.3.1.3 or 11.3.1.4 of this paragraph
11.3.1 shall be without prejudice to any other rights or remedies of the respective parties hereof, including any rights against any other party for a breach hereof occurring prior to termination of this Agreement.

         11.3.A  CONFIDENTIALITY.

                 11.3.A.1   From the date hereof until the earlier to occur of
         the Closing Date or the termination of this Agreement pursuant to
         Section 11.3 hereof, each of Purchaser and Seller will refrain, and will cause its respective affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the other party hereto (including, with respect to Seller, the Companies and the Businesses) acquired by it in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law (including in connection with obtaining necessary insurance regulatory approvals) and notice of such disclosure is furnished to such other party hereto; (ii) either party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

                 11.3.A.2  If this Agreement is terminated pursuant to Section
         11.3 hereof, Purchaser shall continue to adhere to the terms of the Confidentiality Agreement dated February 8, 1996, between Purchaser and J.P. Morgan Securities, Inc., as





                                       44
         agent for Seller, with respect to information concerning Seller, the Companies or the Businesses obtained by Purchaser in connection with this Agreement or investigations or evaluations concerning the transactions contemplated hereby.

                 11.3.A.3  If the Closing occurs, following the Closing Date
         (1) Seller will refrain, and will cause its affiliates, officers, directors, employees, agents and other representatives to refrain, from disclosing to any person or entity any information regarding the Companies, the Businesses or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; (ii) the Seller deems it advisable (upon advice of legal counsel to Seller) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) in the public domain through no fault of Seller, or (B) later acquired by Seller from other public sources and (2) Purchaser will refrain, and will cause its officers, directors, employees, agents and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the business or operations of Seller other than to the extent relating to the Companies or the Businesses unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Seller; (ii) the Purchaser deems it advisable (upon advice of legal counsel to Purchaser) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) in the public domain through no fault of Purchaser, or (B) later acquired by Purchaser from other public sources.

                 11.3.A.4 The parties hereto acknowledge and agree that (i) a breach of any of the terms or provisions of this Section 11.3.A would cause irreparable damage to the non-breaching party for which adequate remedy at law is not available; and (ii) the non-breaching party will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 11.3.A, which right will not be exclusive but will be cumulative and in addition to any other rights and remedies available at law or in equity.

                 11.3.A.5 At the Closing, Seller will assign to Purchaser the non-exclusive right to enforce the rights of Seller and its affiliates under each of the confidentiality agreements between Seller or its affiliates (directly or indirectly through J.P. Morgan Securities, Inc., acting as agent for Seller) and prospective purchasers of the Companies and the Businesses.

         11.4 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of (i) the parties hereto and their respective successors, assigns, heirs and legal representatives and (ii) all affiliates of Seller to whom all or substantially all of the assets of the





                                       45
UNR-Rohn Division of UNR are transferred or assigned, either as one or a series of transactions. No rights or obligations hereunder may be assigned by Seller or Purchaser without the prior written consent of the other, provided that Purchaser may assign its rights and obligations hereunder to a wholly-owned direct or indirect subsidiary of Purchaser without Seller's prior written consent if Purchaser irrevocably and unconditionally guarantees the performance of all the assignee's obligations under this Agreement, subject only to the terms and conditions of this Agreement.

         11.5 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules attached hereto and the confidentiality agreement between the Purchaser and J.P. Morgan Securities Inc. dated February 8, 1996 contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits attached hereto.

         11.6 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.7 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         11.8 NOTICES. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered to the parties at the following addresses (or to such other address as a party may have specified by notice to the other party pursuant to this provision):

         If to Seller, addressed to:

                                  UNR Industries, Inc.
                                  332 South Michigan Avenue
                                  Chicago, Illinois  60604
                                  Attn:    General Counsel
                                  Fax:     312/341-0349

         with a copy to:

                                  Bell, Boyd & Lloyd
                                  Three First National Plaza
                                  70 West Madison Street
                                  Suite 3300
                                  Chicago, Illinois  60602
                                  Attn:    John H. Bitner, Esq.
                                  Fax:     312/372-2098





                                       46
         If to Purchaser, addressed to:

                                  Chase Brass Industries, Inc.
                                  State Route 15
                                  P.O. Box 152 (do not use for Federal Express or other courier service) Montpelier Ohio 43543-0152 Attention: Corporation Secretary
                                  Fax: 419/485-8150
         with a copy to:

                                  Winstead Sechrest & Minick P.C.
                                  5400 Renaissance Tower
                                  1201 Elm Street
                                  Dallas, Texas 75270-2199
                                  Attn.: Rodney L. Moore, Esq.
                                  Fax: 214/745-5390

Any such notice shall be deemed given (i) when receipted for by the party to whom addressed, in the case of personal delivery; (ii) the next business day following service by overnight mail or delivery service; (iii) the third business day following the deposit in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested; or (iv) upon receipt of electronic facsimile transmission, provided that a copy of such facsimile notice shall simultaneously be sent to the address by certified or registered mail, return receipt requested.

         11.9 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY RIGHT. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein without regard to the conflicts of laws principles thereof. Each of the parties to this Agreement irrevocably consents to the exclusive jurisdiction and venue (and waives any inconvenient forum objection) of the state and federal courts located in the State of Delaware for the purposes of any court proceedings hereunder and to accept service of process by any means specified in Section 11.8. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT HEREUNDER.

         11.10 LIMITATION ON RIGHTS OF OTHER PERSONS. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, corporation or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as herein otherwise provided.

         11.11 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be





                                       47
affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         11.12 TERMINATION OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The agreements of the parties contained in Sections 6.4, 6.6, 11.1, 11.2, 11.3.A, 11.9, 11.11 and 14.0 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in or pursuant to this Agreement shall not survive the termination of this Agreement.

         11.13 CERTAIN DEFINITIONS. As used herein, the term "reasonable efforts" means those commercially reasonable efforts which would be exerted by a substantial business enterprise to accomplish the desired result, short of the expenditure of funds disproportionate to the benefit derived; and the term "affiliate" shall mean, with respect to a person or entity, any other person or entity which, directly, or indirectly or through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified; and the term "material adverse effect" shall mean a material adverse effect on (i) the business, financial condition or results of operations of the Businesses, taken as a whole, or (ii) the validity or enforceability of this Agreement or the ability of the Seller to perform its obligations under this Agreement.

12.0     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         12.1    SURVIVAL.

                 12.1.1 Subject to Section 12.2 hereof and Article 13.0 hereof, the representations and warranties respectively made by Seller and Purchaser in this Agreement, in the Schedules hereto, or in any certificate required to be delivered pursuant to this Agreement will expire on the Closing Date except that (i) the representations and warranties of Seller set forth in Sections 4.3, 4.8, 4.10 and 4.21 hereof shall survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), and (ii) the representations and warranties of Seller set forth in Sections 4.6, 4.7 and 4.19 hereof shall survive until the first anniversary of the Closing Date.

                 12.1.2 The covenants and agreements of Seller and Purchaser that, by their terms, are to be complied with prior to Closing will survive the Closing until the first anniversary of the Closing Date.

                 12.1.3 The covenants and agreements of Seller and Purchaser contained in this Agreement, to the extent that, by their terms, they are to be performed or complied with after the Closing, including, without limitation, the indemnification agreements set forth in
         Article 13.0 hereof, will survive the Closing until the later of (i) the first anniversary of the Closing Date, or (ii) the expiration of all applicable statutes of limitations (including all periods of extension, whether





                                       48
         automatic or permissive) affecting any such covenant or agreement; provided, however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes of limitations will survive for a period of 90 days following the expiration of such specified term or period.

         12.2 PURSUIT OF CLAIMS. Any claim for indemnification for a breach of a representation or warranty hereunder shall be brought within the survival period specified in Section 12.1 hereof. If a claim for indemnification is made in accordance with Article 13.0 hereof before the expiration of the applicable survival period set forth in Section 12.1 hereof, then (notwithstanding such survival period) the representation, warranty, covenant, or agreement applicable to such claim will survive until the resolution of such claim by final, nonappealable judgment or settlement, but only with respect to such claim.

13.0     INDEMNIFICATION AND PROCEDURES

         13.1    INDEMNIFICATION.

                 13.1.1 BY SELLER. Each of UNR and Leavitt Structural, jointly and severally, will defend, indemnify and hold harmless each of the Purchaser and any of its officers, directors, employees, representatives, agents, attorneys and affiliates (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all liabilities, obligations, commitments, losses, fines, penalties, sanctions, costs (including court costs but excluding costs and expenses of in-house experts and other personnel), expenses, interest, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims), including reasonable out-of-pocket expenses and reasonable fees and expenses of attorneys, accountants, consultants and expert witnesses (collectively "Losses") resulting from or arising out of:

         (i) any inaccuracy of any representations or warranties made by Seller in Sections 4.3, 4.6, 4.7, 4.10 and 4.21, of this Agreement (it being understood that solely for purposes of this Article 13.0, including, without limitation, the calculations of Losses pursuant to Section 13.4.1, and notwithstanding anything to the contrary contained in this Agreement, to determine if there has been an inaccuracy of a representation or warranty and the Losses arising from such an inaccuracy, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy "in all material respects" or accuracy except to the extent the inaccuracy will not have a "material adverse effect");

         (ii) any failure of Seller to perform any covenant or agreement of Seller hereunder or fulfill any other obligation of Seller in respect hereof;

         (iii)   any and all Excluded Liabilities;





                                       49
         (iv)    liabilities for Taxes as provided in Section 13.5;

         (v) the lawsuits and claims listed on Schedule 4.15 hereto, all other lawsuits pending as of the Closing Date that would require disclosure under Section 4.15 hereof, and any lawsuit or claim that arises from conduct of any member of the Seller Group that occurred prior to the Closing Date, in any such case whether such Losses arise directly out of such lawsuits and claims, or from the assertion of any other claims that arise from the matters alleged in such lawsuits and claims, or from the assertion of claims for contribution or indemnity in connection with such lawsuits and claims under the Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws of Leavitt Structural or Holco (and the resolutions of the respective boards of directors relating thereto) that arise from conduct that occurred prior to the Closing Date;

         (vi) Subject to Section 13.4.2, (A) any inaccuracy of the representations and warranties contained in Section 4.19 (it being understood that solely for purposes of this Article 13, including without limitation the calculations of Losses pursuant to Section 13.4, and notwithstanding anything to the contrary contained in this Agreement, to determine if there has been an inaccuracy of a representation or warranty and the Losses arising from such an inaccuracy, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy "in all material respects" or accuracy except to the extent the inaccuracy will not have a "material adverse effect"); and (B) subject to Section 13.3 below, any of the following: (1) any noncompliance by UNR, Leavitt Structural or Holco with any Environmental Law on or before the Closing Date; (2) any Release or threatened Release of Contaminants occurring, or environmental conditions existing, on or before the Closing Date at, on, under, or above any of the properties and assets of the Businesses (including the Purchased Real Property and Purchased Leasehold Premises) or any other property currently or previously owned, leased, operated or used by UNR, Leavitt Structural or Holco in connection with the Businesses; or (3) any generation, treatment, storage, disposal, transportation, shipment offsite, or other management of a Contaminant by UNR, Leavitt Structural or Holco on or before the Closing Date (for purposes of this Section 13.1.1 (a)(vi), "UNR," the "Businesses," "Leavitt Structural" and "Holco" shall include any predecessor or affiliate of each of them) (the indemnity provided by this Section 13.1.1(vi) herein referred to as the "Environmental Indemnity");

         (vii) any claim made or liability asserted against the Purchaser (or any of its affiliates) for contributions to the Chicago Truck Drivers, Helpers and Warehouse Workers Union Pension Fund (the "CTD Pension Fund"), except for any contributions that the Purchaser (or any of its affiliates) might become obligated to make to the CTD Pension Fund solely by virtue of the Purchaser (or any of its affiliates) becoming





                                       50
                 a new contributing sponsor to the CTD Pension Fund pursuant to a collective bargaining or other agreement that the Purchaser (or any of its affiliates) enters into after the Closing Date; and

         (viii) claims for health care and disability benefits (including retiree benefits) related to current or former employees of UNR, Leavitt Structural or Holco incurred prior to the Closing Date.

                 13.1.2 BY THE PURCHASER. The Purchaser will defend, indemnify and hold harmless Seller and their officers, directors, representatives, agents, attorneys and Affiliates (collectively, the "Seller Indemnitees") from and against, and pay or reimburse the Seller Indemnitees for, any and all Seller Losses resulting from or arising out of:



                 (i) any breach by Purchaser of any representations or warranty of Purchaser contained in Article 5.0 hereof;

                 (ii) any failure of the Purchaser to perform any covenant or agreement of Purchaser hereunder or fulfill any other obligation of Purchaser in respect hereof;

                 (iii) any and all Assumed Liabilities; and

                 (iv) any matter arising from the conduct of the Businesses after the Closing.

         13.2    INDEMNIFICATION PROCEDURES.  Subject to Sections 13.3.2 and
13.5:

                 13.2.1 If a Purchaser Indemnitee or Seller Indemnitee (an "Indemnitee") becomes aware of any matter that it believes is indemnifiable pursuant to Section 13.1 and such matter involves (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Indemnitee or a Seller Indemnitee or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any person or entity other than a Purchaser Indemnitee or a Seller Indemnitee (in either of cases (i) or (ii), a "Third Party Claim"), the Indemnitee will give the party obligated to indemnify the Indemnitee under this Article
         13.0 (the "Indemnifying Party") prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, which notice must (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or good-faith estimated amount of Losses for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee; provided, however, that the Indemnitee's failure to provide the Indemnifying Party with such notice shall not relieve the Indemnifying Party of its obligations under this Article 13.0, except to the extent that such Indemnifying Party's ability to defend against such claim has been prejudiced as a result of such failure.





                                       51
                 13.2.2 The Indemnifying Party will have a period of 30 days after the delivery of each notice required by Section 13.2.1 hereof during which to respond to such notice. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute its liability to the Indemnified Party, and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party; provided, however, that the Indemnified Party may, at any time prior to its receipt of such notice from the Indemnifying Party, file any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not materially prejudicial to the Indemnifying Party. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate in the defense of such claim and to employ its own separate counsel, but the fees and expenses of such separate counsel shall be at the expense of the Indemnitee unless any of the following provisions shall apply: (i) to the extent the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such claim, action or proceeding; (ii) there shall be defenses available to the Indemnitee that are different from or additional to those available to the Indemnifying Party and that the Indemnifying Party is not able to assert on behalf of or in the name of the Indemnitee; or (iii) there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i), (ii) or (iii) in the immediately preceding sentence is applicable, then the Indemnitee may employ separate counsel at the expense of the Indemnifying Party to represent or defend it, but in no event shall the Indemnifying Party be obligated to pay the fees and disbursements of more than one such separate counsel for any one such claim, action or proceeding in any one jurisdiction or fees in excess of fees that are reasonable. If the Indemnifying Party fails to notify the Indemnified Party that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 13.2.2, or if the Indemnifying Party gives such notice but fails diligently and promptly to defend against or settle the Third-Party Claim, the Indemnitee will be free to compromise or defend (and control the defense of), at the expense of the Indemnifying Party such claim and to pursue such remedies as may be available to the Indemnitee under applicable law.

                 13.2.3 Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld).





                                       52
                 13.2.4 If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 13.1 hereof and such matter involves a claim made by a Purchaser Indemnitee or a Seller Indemnitee, the Indemnitee will give the Indemnifying Party prompt written notice of such claim, which notice must, subject to Section 13.3.2, (i) provide (with reasonable specificity) the bases for which indemnification is being asserted, and (ii) set forth the actual or good-faith estimated amount of Losses for which indemnification is being asserted. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 13.2.4 during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice or does not respond within such 30-day period, the Indemnifying Party will pay upon demand to the Indemnitee the actual or estimated amount of Losses reflected in such notice. If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin or if such negotiations are not initiated within 30 days after notice is given, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes or otherwise exercise any rights it may have at law or equity with respect to such disputes.

         13.3    CERTAIN ENVIRONMENTAL MATTERS.

                 13.3.1 The covenant to indemnify under Section 13.1.1(vi)(B) shall only apply to the extent that the Losses incurred by an Indemnitee is "Reasonable Environmental Expense." For purposes of this Agreement, an expense or cost shall be deemed a "Reasonable Environmental Expense" to the extent such expense or other cost is incurred to perform activities (including without limitation a site investigation and remediation or other cleanup activities) which are required by any order or directive of any governmental agency or authority or reasonably necessary to (i) cause the environmental condition giving rise to such Losses to be in compliance with Environmental Law as in effect at the time of such remedial or other cleanup action or (ii) comply with or to discharge a duty imposed under applicable Environmental Law then in effect, in each case after giving consideration to applicable Environmental Law then in effect that allows the Indemnitee a range of options with significantly differing costs as to how to comply with such Environmental Law or discharge any such duty (including formally adopted risk based cleanup standards for the presence of Contaminants in the soil, groundwater and other environmental media) and such factors as (1) the magnitude and likelihood of future Losses, (2) the potential disruption of, or the imposition of restrictions on, the continued use of the property in a manner consistent with its general land use type as of the Closing, and (3) the likelihood of the occurrence or creation of an imminent and substantial endangerment to human health or the environment, in each case that may result in the event any of such options were utilized.





                                       53
                 Notwithstanding the preceding paragraph, with respect to any Losses, a cost or expense shall not be deemed a Reasonable Environmental Expense to the extent such cost or expense, or any duty under Environmental Law to undertake the activity giving rise to such costs or expense, arises from any actual or proposed demolition, remodeling, expansion, construction, replacement or similar activity by or at the direction of the Purchaser or any affiliate of the Purchaser in, on, under or within any such property that is not otherwise required to be undertaken under any Environmental Law or other applicable law.

                 13.3.2 (i) For a claim (an "Environmental Claim") to be a Loss eligible for indemnification under Section 13.1.1(vi)(B), prior to incurring costs or expenses for which indemnification is to be sought, the Purchaser Indemnitee shall provide UNR with a notice (an "Environmental Claim Notice") which notice shall include documentation showing in reasonable detail the basis for Purchaser Indemnitee's assertion that the proposed action and the costs and expenses are Reasonable Environmental Expenses as contemplated by Section 13.3.1. The Purchaser Indemnitee shall provide, and cause its representatives to provide, UNR and UNR's authorized representatives access to and the opportunity to review the subject of the Environmental Claim and any studies, records, sampling data, cost estimates and other related documents utilized by the Purchaser Indemnitee in connection with establishing the Environmental Claim. Unless UNR delivers written notice to the Purchaser Indemnitee prior to the 30th day following the date on which such Environmental Claim Notice is deemed given pursuant to Section 11.8 hereof that UNR disputes its liability to indemnify the Indemnitee with respect to all or part of the Environmental Claim, which notice shall specify in reasonable detail the basis therefor, UNR shall be deemed to have agreed to indemnify the Indemnitee in respect to the Environmental Claim. Notwithstanding any other provision of this Section 13.3.2, Purchaser Indemnitee shall only be required to give such prior notice as is reasonably practicable before incurring any costs or expenses (1) pursuant to an order or directive by a governmental agency or authority or (2) in order to prevent or abate an imminent and substantial endangerment to human health or the environment from any environmental condition, Release, or threatened Release at any of the Purchased Real Property or Purchased Leasehold Premises.

                 13.3.3 Upon the payment by UNR to any Purchaser Indemnitee for any Loss arising out of an Environmental Claim, UNR shall be subrogated to all rights and causes of action which such Purchaser Indemnitee may have against any third party relating to such Loss.

                 13.3.4 For purposes of Section 13.1.1 (vi) and this Section 13.3, the term "Loss" shall be deemed to include any cost and expenses related to any investigation, pre-remedial studies and investigations or post-remedial monitoring





                                       54
         and care, and any required financial assurance, as well as cost of clean-up, remedial, corrective, restorative or response actions with respect to any Environment Claim.

         13.4 CLAIMS LIMITATIONS. Notwithstanding the foregoing provisions of this Article 13.0,

                 13.4.1 Seller shall have no liability for indemnification for any Losses under Section 13.1.1(i) hereof until and unless the cumulative total of such Losses exceeds in the aggregate $250,000 (the "Deductible"), at which time all amounts of Losses in excess of $250,000 may be claimed and recovered as provided in this Agreement; provided, however, that the limitations of this Section 13.4.1 shall not apply to any Losses resulting from or relating to (i) any misrepresentation or breach of warranty contained in Section 4.3 hereof, or (ii) Seller's knowing or willful misrepresentations or breaches of covenants or agreements made as a part of or contained in this Agreement;

                 13.4.2 Seller shall have no liability for indemnification for any Losses for Environmental Claims, unless the aggregate of all Losses relating thereto for which Seller would, but for this clause, be liable exceeds on a cumulative basis $400,000, and, to the extent such Losses exceed on a cumulative basis $400,000 only to the extent of 90% of the amount of such Losses in excess of $400,000;

                 13.4.3 If an Indemnitee recovers from any third party (including insurers) all or any part of any amount previously paid to it by an Indemnifying Party pursuant to Section 13.1, or 13.5 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses reasonably incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party.

                 13.4.4 Notwithstanding anything contained in this Article 13, Seller shall not be liable to indemnify any Purchaser Indemnity for any Loss, and such Loss shall not be applied towards the thresholds in Sections 13.4.1 and 13.4.2 hereof, to the extent such Losses are reserved against or otherwise reflected as a liability in the Closing Statement.

                 13.4.5 Notwithstanding anything contained in this Article 13, Seller's liability for indemnification for any Losses hereunder shall not exceed $80,000,000 in the aggregate.

         13.5    TAX INDEMNIFICATION.

                 13.5.1 Seller will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless each Purchaser Indemnity from and against, any and all Losses for or in respect of each of the following:





                                       55

         (i) any and all Taxes arising out of or relating to operations of the Businesses or other business or operations of, transactions involving, and distributions made by or to, UNR, Leavitt Structural, Holco or any other member of an Affiliated Group, or the assets of any of them, with respect to any taxable period (or portions thereof) of the Business, Leavitt Structural or Holco (or any predecessor) ending on or before the Closing Date (including, without limitation, any liability for Taxes resulting from an acceleration of an "intercompany transaction," within the meaning of Treasury Regulation
                 Section 1.1502-13(d) (or any analogous or similar provision under state, local or foreign law or any predecessor provision or regulation), that occurred on or before the Closing Date and Taxes asserted against Purchaser or its affiliates, including Holco, as a result of transferee liability);

         (ii) any and all Taxes of any member (other than the Businesses, Leavitt Structural or Holco) of an affiliated, consolidated, combined, or unitary group of which the Businesses, Leavitt Structural or Holco (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Businesses, Leavitt Structural or Holco pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law;

         (iii) Taxes asserted against any person for which any Purchaser Indemnity is liable under any agreement entered into by UNR, Leavitt Structural or Holco prior to the Closing to indemnify such person; and

         (iv) any breach by Seller of any representation, warranty, covenant, or agreement contained in Sections 4.8 or 13.5 hereof;

         provided, however, that Seller shall not be liable for or obligated to indemnify any Purchaser Indemnity for any Losses for or in respect of Taxes to the extent such Taxes (A) result from an election or deemed election by Purchaser under Section 338 of the Code with respect to Holco (or any analogous provision under any state, local or foreign tax law) or (B) arise as a result of the business, operations or transactions of Purchaser or Holco after the Closing.

                 13.5.2 Purchaser agrees to pay, and to indemnify Seller in respect of, and hold Seller harmless from and against, any and all Losses for or in respect of Taxes incurred by, imposed upon, or assessed against Seller or any affiliate of Seller (other than the Businesses or Holco) described in the proviso at the end of Section
         13.5.1 hereof.

                 13.5.3 The Purchaser will promptly notify Seller of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Taxes or other Losses covered by Section 13.5.1 hereof ("Tax Claim"). Seller shall control the defense and settlement of any Tax audit or administrative or court proceeding relating to taxable periods of the Business, Leavitt Structural or Holco ending on or prior to the Closing Date,





                                       56
         provided, however, that if the results of any such Tax audit or administrative or court proceeding could reasonably be expected to be material to Purchaser, the Businesses or Holco, then Purchaser may, at its expense, participate in any such contest or proceeding upon written notice to UNR given within 30 days after being notified of the commencement of such proceeding and neither party shall compromise or settle such contest or refund suit without the consent of the other; provided, that, nothing contained herein shall prevent Seller from settling any such proceeding if the only potential effect of such settlement on Purchaser is the possibility that Holco would be liable for a resulting deficiency as a former member of Seller's consolidated group, and if Seller pays or makes adequate provision for the payment of any such deficiency. Seller shall promptly notify the Purchaser if it decides not to participate in the defense or settlement of any such Tax audit or administrative or court proceeding and Purchaser thereupon shall be permitted to defend and settle such Tax audit or proceeding. Seller will promptly notify the Purchaser of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the liability of the Purchaser or either Company for Taxes (including any audit or proceeding relating to Seller Consolidated Returns) and Seller shall keep the Purchaser duly informed on a regular and periodic basis of the progress thereof. For purposes of this Agreement, "Seller Consolidated Returns" shall mean all consolidated, combined, affiliated or unitary Tax Returns which include the Businesses, Leavitt Structural or Holco with respect to the Businesses', Leavitt Structural's or Holco's taxable income or loss for periods through the Closing Date.

                 13.5.4 Any claim for indemnity hereunder must be made prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

14.0     EXCLUSIVE DEALING AND TERMINATION FEE

         14.1    EXCLUSIVE DEALING.

                 14.1.1 Commencing on the date of this Agreement and terminating at 5:00 p.m. Dallas, Texas time on the date this Agreement is terminated pursuant to Section 11.3 (the "Exclusivity Period"), except as determined by Seller (on the advice of counsel) as may otherwise be required to enable the directors of Seller to fulfill their fiduciary duties under applicable law, Seller shall not, and shall not authorize or permit any officer, director, agent or employee of, or any investment banker, financial advisor, attorney, accountant or other representatives retained by, the Seller or any affiliate of Seller (each a "Seller Representative"), to, directly or indirectly,
         (i) solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other material action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to





                                       57
         lead to, an Acquisition Proposal (as defined below) from any person other than the Purchaser (a "Third Party"), or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal, and Seller shall promptly (but in any event within one day thereafter) notify the Purchaser orally (which notice shall promptly be confirmed in writing) of any Acquisition Proposal or any inquiry with respect thereto which Seller or any of its affiliates or any Seller Representative may receive.
         For purposes of this Agreement, (x) no Seller Representative shall be deemed to have engaged in "discussions" if such Seller Representative only advises another person that Seller Representative and Seller are precluded from taking any action that would constitute a violation of this Section 14.1.1, and (y) no Seller Representative shall be deemed to have "furnished information" to any other person if such information is public information and is furnished in the ordinary course of Seller's investor relations program.

                 14.1.2 Seller has terminated and has caused its Seller Representatives to terminate, all solicitations, encouragement, activities, discussions and negotiations with any parties conducted heretofore by Seller or any Seller Representatives with respect to any Acquisition Proposal.

                 14.1.3 As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer (1) by the Purchaser or any of its affiliates or (2) with respect to any Excluded Assets, for (i) any merger, consolidation, share exchange, business combination or other similar transaction in which the Businesses would be acquired by any person, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Businesses, in a single transaction or series of transactions (whether related or unrelated) other than in the ordinary course of business, (iii) any exchange offer for outstanding shares of UNR's common stock or debt securities pursuant to which the Businesses or any portion there (including the capital stock of Leavitt Structural or Holco) would be acquired by any Third Party, or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         14.2 TERMINATION PAYMENT. If this Agreement shall terminate because of a material breach by the Seller of any representation, warranty, covenant or agreement of Seller herein, or because of the occurrence of an event, or the failure of a condition to Purchaser's obligations hereunder or Seller's obligations hereunder to have been satisfied, which event or failure is a result of a breach by Seller of its covenants and agreements hereunder, then, in the event that during or within nine months after the end of the Exclusivity Period, Seller enters into an agreement providing for a transaction of a type included within the definition of "Acquisition Proposal," and which transaction will provide consideration to the Seller or its stockholders substantially equivalent to or in excess of that contemplated by this Agreement, with any person (other than the Purchaser or an affiliate of the Purchaser) with whom Seller or any Seller





                                      58
Representative engaged in discussions or negotiations, or to whom Seller or any Seller Representative furnished information concerning Seller or assets of the Businesses, or from whom Seller or any Seller Representative has solicited, initiated, sought, or encouraged an Acquisition Proposal, during the Exclusivity Period, whether or not such discussions or negotiations or the provision of such information was in violation of this Agreement, Seller shall be obligated to pay Purchaser an amount in cash equal to $3,000,000 (the "Termination Amount"). Purchaser shall be entitled to receive the Termination Amount immediately upon the execution by Seller of any such agreement.

15.0     POST-CLOSING TAX MATTERS

         15.1 SELLER TAX RETURNS. Seller will prepare and file, or cause to be prepared and filed, all appropriate and necessary Tax Returns which include, on a consolidated or any other reporting basis, the results of operations of the Businesses, Leavitt Structural and Holco for all taxable periods ending on or before the Closing Date, including the period beginning January 1, 1996, through the Closing Date (the "Interim Tax Returns") (collectively, the "Seller Tax Returns"). Seller will timely pay or discharge, or cause to be paid or discharged, any and all Taxes for which the Businesses, Leavitt Structural and Holco may be held liable as a result of Seller Tax Returns, unless such Taxes are being contested in good faith; provided, however, nothing in this Section
15.1 shall be construed to limit Seller's or Purchaser's indemnification rights set forth in Article 13.0 hereof. Seller and its affiliates will not amend any Seller Consolidated Return with respect to either of the Companies in a manner which may adversely affect tax liability of either Company in a taxable period ending after the Closing Date without consulting with Purchaser and obtaining the written consent of Purchaser to such amended Tax Return.

         15.2 PURCHASER TAX RETURNS. Purchaser will timely prepare and file, or cause to be timely prepared and filed, all appropriate and necessary returns, reports and estimates for all Taxes of Holco which relate to taxable periods ending after the Closing Date, including the period from and after the Closing Date through December 31, 1996 (collectively, the "Purchaser Tax Returns"). To the extent any Purchaser Tax Return relates to the operations of Holco during any period prior to the Closing Date, Purchaser will consult with Seller in the preparation of such tax return and shall not file such tax return until obtaining the written consent of Seller (which consent shall not be unreasonably withheld). Purchaser will pay or cause to be paid to the taxing authority any and all Taxes due as a result of Purchaser Tax Returns required to be filed pursuant to the preceding sentence, unless such Taxes are being contested in good faith; provided, however, that, except to the extent such Taxes are reserved against or reflected as a liability in the Closing Statement, Seller shall pay to and reimburse Purchaser for any Taxes paid by Purchaser or Holco under or pursuant to the Purchaser Tax Returns to the extent relating to the operations of the Businesses prior to the Closing Date within five days after Purchaser delivers to UNR a copy of the Purchaser Tax Return pursuant to which such Tax is payable, and nothing in this Section 15.2 shall be construed to limit any Purchaser Indemnitee's indemnification rights set forth in Article 13.0 hereof.





                                       59
         15.3 COOPERATION. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including, without limitation, access to books and records) and reasonable assistance relating to the Businesses, Leavitt Structural and Holco as is reasonable necessary for the preparation and filing of any Tax Return contemplated in this Article 15.0, for the preparation for any audit, and for the prosecution of any proceeding in respect of any proposed adjustment. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Businesses, Leavitt Structural and Holco or any entity with which they are consolidated or combined for any Tax purposes and each shall execute and deliver such documents as are necessary to carry out the intent of this Article 15.0.

         15.4 SECTION 338 ELECTION. If Purchaser makes, or is deemed to make, an election under Section 338 of the Code with respect to Holco, Purchaser shall be solely responsible for any Taxes resulting from such election. The election provided for in Section 338(h)(10) of the Code shall not be made.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                             CHASE BRASS INDUSTRIES, INC.





                             By      /s/ Martin V. Alonzo
                                     ------------------------------------------
                                     Martin V. Alonzo
                                     President and Chief Executive Officer




                             UNR INDUSTRIES, INC.


                             By      /s/ T. A. Gildehaus
                                     ------------------------------------------
                                     Thomas A. Gildehaus
                                     President and Chief Executive Officer



                             LEAVITT STRUCTURAL TUBING CO.


                             By      /s/ T. A. Gildehaus
                                     ------------------------------------------
                                     Thomas A. Gildehaus
                                     President and Chief Executive Officer

                          Schedule "A"

The Schedules to the Sale and Purchase Agreement included herewith as Exhibit 2.1 have been omitted as permitted under item
601(b)(2) of Regulation S-K. A list of omitted schedules is included at page (vi) of the Sale and Purchase Agreement included as Exhibit 2.1.

                           EXHIBIT "A"
                   OPINION OF SELLER'S COUNSEL

     As used herein, all capitalized terms shall have the meanings ascribed to them in the Agreement.
     1.0 Each of the Seller and the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on the Businesses as now being conducted by it and to own or hold under lease the Purchased Assets owned or held under lease by it.
     2.0 The Seller has full corporate power and authority to enter into the Agreement, to sell, convey, assign, transfer and deliver the Shares and the Purchased Assets to the Purchaser as provided in the Agreement and to carry out any other transactions and agreements contemplated thereby.
     3.0 The authorized, issued and outstanding capital stock of the Companies is as set forth on Schedule 4.2. The Shares are validly issued and outstanding, fully paid and nonassessable. There are no outstanding warrants, options or rights of any kind to acquire from UNR, Leavitt Structural or Holco any Shares or securities of any kind.
     4.0 The instruments of transfer and assignment delivered by the Seller to the Purchaser pursuant to the Agreement are adequate to convey all rights of the Seller in the Purchased Assets and the Shares to the Purchaser.
     5.0 All corporate and other proceedings required to be taken by or on the part of the Seller to authorize the Seller to execute and deliver the Agreement, to sell, convey, assign, transfer and deliver the Purchased Assets and the Shares pursuant to the Agreement and to carry out the other transactions contem plated thereby, have been fully and properly taken.
     6.0 The Agreement has been duly executed and delivered by the Seller and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as such terms may be limited by (i) any applicable bankruptcy, reorganization, moratorium or similar laws, now or hereafter in effect, affecting the enforceability of creditors' rights generally, or (ii) general principles of equity.
     7.0 The execution and delivery of the Agreement by the Seller and the consummation of the transactions contemplated thereby do not and will not (i) conflict with or result in a breach of or constitute a default under, (ii) result in the creation of any lien, security interest, charge or other encum brance upon the Purchased Assets pursuant to, or (iii) give any third party the right to accelerate any obligation under, any provision of: (1) the certificates or articles of incorporation and bylaws of UNR or of either the Companies, (2) any indenture, mortgage, lease, loan agreement or other agreement or instrument known to us by which UNR or either of the Companies is bound or affected or to which any of the Purchased Assets is subject, (3) any law, statute, rule or regulation to which UNR or either of the Companies is subject or (4) any judgment or decree known to me to which UNR or either of the Companies is subject.
     8.0 No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of the Agreement by the Seller and the consummation of the transactions contemplated thereby, except those which have been accomplished or obtained or waived in writing by the Purchaser.
     9.0 To my knowledge, there are no actions, suits, proceedings, orders, investigations or claims pending or threat ened against the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which reasonably would be expected to adversely affect its performance under the Agreement or the consummation of the transactions contemplated thereby.
     10.0 Except as set forth in the schedules to the Agreement, to my knowledge, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which might materially and adversely affect the Purchased Assets or the business, financial condition or results of operations of the Businesses.
     [Counsel may state that his opinion is in accordance with the Legal Opinion of the American Bar Association Section of Business Law (1991).]

                           Exhibit "B"
                 OPINION OF PURCHASER'S COUNSEL

     1.0 The Purchaser is a corporation duly organized and legally existing in good standing under the laws of the State of Delaware.
     2.0 The Purchaser has full corporate power and authority to enter into the Agreement and to take all of the other actions and carry out all of the other agreements and transactions contemplated by the Agreement.
     3.0 The Agreement has been duly authorized, executed and delivered by the Purchaser, and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such terms may be limited by (i) any applicable bankruptcy, reorganization, moratorium or similar laws, now or hereafter in effect, affecting the enforceability of creditors' rights generally or (ii) general principles of equity.
     4.0 To our knowledge, there are no actions, suits, proceedings, orders, investigations or claims pending or threat ened against the Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which reasonably would be expected to adversely affect the Purchaser's performance under the Agreement or the consummation of the transactions contemplated thereby.
     [Counsel may state that their opinion is in accordance with the Legal Opinion of the American Bar Association Section of Business Law (1991).]

                           Exhibit "C"
                    NON-COMPETITION AGREEMENT
     THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into as of the ________ day of 1996, by and between UNR Industries, Inc., a Delaware corporation ("Seller"), and _______________________, a Delaware corporation.
                      W I T N E S S E T H:
     WHEREAS, Seller, through the UNR-Leavitt Division of Seller, Leavitt Structural Tubing Company, a Delaware corporation and wholly-owned subsidiary of Seller ("Leavitt"), and Holco Corporation, an Illinois corporation and wholly-owned subsidiary of Leavitt ("Holco" and, together with the UNR-Leavitt Division of Seller and Leavitt the "Division"), presently is engaged in the manufacture and marketing of mechanical and structural steel tubular products (as such business is conducted through the Division on the date hereof, the ("Business");
     WHEREAS, pursuant to a Sale and Purchase Agreement (the "Purchase Agreement"),dated _________________, 1996, by and between Seller, Leavitt and Chase Brass Industries, Inc., a Delaware corporation ("Chase Brass"), Purchaser is acquiring substantially all of the assets of Seller used in the operations of the Division, including without limitation substantially all of the assets and properties of Leavitt and all of the capital stock of Holco (collectively, the "Division Assets");
     WHEREAS, after the acquisition of the Division Assets, Purchaser intends to continue the conduct and operation of the Business as presently conducted;
     WHEREAS, Purchaser irreparably will be harmed if, within the period set forth below, Seller, or any other business owned in whole or in part by any Seller, directly or indirectly competes with the Business as continued by Purchaser; and
     WHEREAS, the execution of this Agreement by Seller constitutes a material inducement for the closing of the transactions contemplated under the Purchase Agreement by Purchaser;
     NOW, THEREFORE, in consideration of the premises and other consideration as herein recited, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1.   Covenants.
     1.1 No Competition. (a) For a period of five years after the date hereof the Seller covenants and agrees that it will not, without the prior written consent of Purchaser, directly or indirectly (i) engage in or carry on any business engaged in the manufacture or marketing of mechanical and structural steel tubing in any geographic area in which the Division now conducts the Business or makes sales of Products (as herein defined), (ii) become involved in the development, manufacture, distribution, licensing, or sale of any products, including without limitation any mechanical and structural steel tubular products in such shapes and sizes, which are now being produced by the Business or whose development, manufacture, distribution, licensing or sale currently is being researched and developed by the Division for sale to customers or which have been identified by Purchaser as products which Purchaser intends to develop through the Division for sale to customers as listed on Annex A hereto (collectively, "Products") in any geographic area in which the now conducts the Business or makes sales of Products; (iii) solicit any current customer of the Division with respect to the sale of Products; or
(iv) have any ownership or similar economic interest in any firm, person, partnership, joint venture, corporation, unincorporated association, or other entity (collectively, a "Person"), whether as a security holder or investor owning either more than five percent of any class of unlisted or untraded securities of any Person or more than five per cent of any class of the issued and outstanding securities of any Person that is traded on a national securities exchange or in the over-the-counter market, a creditor (other than as a trade creditor), a consultant, or otherwise, that engages in any business, trade, or venture competing with any component of the Business in any geographic area in which the Division now conducts the Business or makes sales of Products.
(b) Notwithstanding Section 1.1(a) hereof, the parties acknowledge that Seller, through its UNR-Rohn business is engaged in the manufacture of steel tubing up to two and one-half inches in diameter and the sale and distribution of fabricated steel tubing components, galvanized or painted tubing and galvanized or painted pipe (collectively "Rohn Product"). Nothing in this Agreement shall prohibit Seller, its successors and assigns, from
(i) the
manufacture of steel tubing up to two and one-half inches in diameter, (ii) the sale and distribution of Rohn Products which have been fabricated or machined ("Fabricated Rohn Products") or otherwise are being sold for application with Fabricated Rohn Products, (iii) the sale or distribution of Rohn Products intended for telecommunications, livestock handling or fencing applications or (iv) other sales of Rohn Products that do not exceed $1,000,000 in gross revenues in any calendar year, provided that Seller, its successors and assigns, shall not sell or distribute Rohn Products or Fabricated Rohn Products to steel service centers or knowingly sell or attempt to sell such products to other customers in competition with the Division.
For purposes of this Section 1.1 the term "fabricated or machined" shall mean the modification of a steel tube in such a manner as to change the shape or straightness of a tube product from its original finished state or cutting or drilling openings or slots within a tube for use in specific applications, but shall not include any process which only galvanizes, paints, or otherwise changes the outer or inner coating of a tube.
     1.2 Agreement Concerning Employees. For a period of five years after the date hereof the Seller covenants and agrees that it will not, without the prior written consent of the Purchaser, directly or indirectly (including, without limitation, as an owner, partner, shareholder, investor, lender, consultant or advisor), alone or with others, solicit for employment, hire, retain, employ or otherwise provide compensation for or to any employee of the Purchaser or any of its affiliates, or any person who is or was an employee of the Division during the 30 days immediately prior to the date hereof without the prior written consent of the Purchaser, provided, that, this Section 1.2 shall not apply to any employee terminated by Purchaser after the Closing Date.
     1.3 Confidentiality. Seller acknowledges that it may have had access to confidential information, and trade secrets of the Division regarding the business and customers of the Business and that such information constitutes valuable, special, and unique property of the Business. Seller further acknowledges that, pursuant to the Purchase Agreement, Purchaser is, through the acquisition of the Division Assets, acquiring the exclusive ownership and control of, and right to use, such confidential information and trade secrets of the Division in any State of the United States and that maintenance by Purchaser of the ownership and confidentiality of such confidential information and trade secrets, to the fullest extent feasible is important to Purchaser. Accordingly, to the extent Seller, and any affiliate of Seller ("Seller Affiliate"), may have actual knowledge of or access to any such confidential information or trade secrets, for a period of five years after the date hereof, except as agreed upon in writing between Purchaser and Seller, Seller will not, and will not cause or allow any Seller Affiliate to, in any manner whatsoever, directly or indirectly, disclose or communicate to any Person or otherwise use, whether for the benefit of Seller, any Seller Affiliate, or any other Person, any such confidential information or trade secrets of the Division regarding the Business; provided, that Seller may use such presently existing confidential information and trade secrets in the businesses directly or indirectly retained by Seller to the extent Seller presently is doing so and may disclose such information and trade secrets to the extent and to such persons or entities as may be required by applicable law and, provided further that, Seller has given prior written notice and disclosure to Purchaser and cooperated with Purchaser where practical to prevent or limit such disclosure.
     1.4 Enforcement. The parties hereto agree that the covenants of Seller contained in this Section 1 are special and unique, that a breach of any term or provision in this Section 1 may cause irreparable injury to Purchaser and that remedies at law for the breach of any provision of this Section 1 will be inadequate and that, in addition to any other remedies it may have in the event of breach, Purchaser shall be entitled to enforce specific performance of the terms and provisions of this
Section 1, to obtain temporary and permanent injunctive relief to prevent the continued breach of such provisions without the necessity of posting bond or proving actual damage. The covenants in this Agreement are independent, and the existence of any claim or cause of action of the Seller or any affiliate of Seller against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by Purchaser. For purposes of this Agreement, each of Chase Brass and Holco shall be deemed a third party beneficiary entitled to the benefits of this Agreement and shall be entitled to enforce this Agreement.
      1.5 Separate Covenants. The parties hereto intend that the covenants contained in Subsections 1.1(a) (i), (ii), (iii) and
(iv) of this Agreement be construed as a series of separate covenants, one for each county or other defined province in each geographic area in which the Division now conducts the Business or makes sales of Products. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Subsections 1.1(a), (ii), (iii) and (iv) hereof. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then the unenforceable covenant(s) shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced; provided, however, in the event any such unenforceability is caused by such separate covenant(s) being held to be excessively broad as to duration, geographical scope, activity or subject, such separate covenant(s), at the option of Purchaser, shall remain a part of this Agreement and shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law.
     1.6 Tolling of Term. If, during any calendar month within the term of this Agreement, Seller is not in compliance with the terms of this Section 1, Purchaser shall be entitled to, among other remedies, compliance by Seller with the terms of this
Section 1 for an additional number of calendar months that equals the number of calendar months during which such noncompliance occurred.
     1.7 Reasonableness of Restrictions. Seller acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the provisions of Sections 1.1(a)(i), (ii),
(iii) and (iv) and Sections 1.2 and 1.3 are reasonable and are no broader than are necessary to maintain to protect the legitimate business interests of Purchaser.
     2. Consideration. For and in consideration of the covenants of the Seller hereunder, Purchaser agrees to pay to Seller, at the Closing of the acquisition of the Division Assets, the sum of _________ Dollars ($_____________).
     3. Integration. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof hereby are superseded.
     4. Amendment; Waiver. No modification or amendment hereof shall be valid and binding unless it be in writing and signed by the parties hereto. The waiver of any provision hereof shall be effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise, and no delay in exercising any right or power hereunder shall operate as a waiver thereof.
     5. Benefit; Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. The rights of Purchaser hereunder shall not be diminished by reason of the merger of Seller into or with any other corporation, any other combination, consolidation or reorganization of Seller, or the dissolution of Seller during the term hereof. The rights of Purchaser hereunder are assignable in whole or in part to any person or entity that acquires the Business.
     6. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, at the option of Purchaser, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. Each of the covenants contained in Subsections 1.1(a)(i), (ii), (iii) and (iv) and Sections 1.2 and 1.3 of this Agreement shall be deemed a separate covenant each being enforceable irrespective of the enforceability (with or without reformations of the other covenants contained in Subsections 1.1(a)(i), (ii), (iii) and (iv) and Sections 1.2 and 1.3 of this Agreement.
     7. Governing Law. This Agreement is to be interpreted and enforced according to the laws of the State of Illinois.
     8. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.
     9. Remedies Cumulative. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.
     10. Affiliates. As used herein, the term "affiliate" means any Person controlling, controlled by, or under common control with, the subject Person.
     11. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     12. Cumulative Rights. The rights of the parties under this Agreement are cumulative and in addition to all similar and other rights of the parties under other agreements between them, or among them and others.
     IN WITNESS, WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                              UNR INDUSTRIES, INC.
                              By:
                              Printed Name:
                              Title:
                              [PURCHASER]
                              By:
                              Printed Name:
                              Title:

                                  ANNEX A
Galvanized Steel Tubing and Pipe
Stainless Steel Tubing and Pipe

                           Exhibit "D"
                        SUPPLY AGREEMENT



     THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of the ____day of ________________, 1996 by and between UNR-Rohn, a Division of UNR Industries, Inc., a Delaware corporation ("UNR-Rohn"), and __________________, Inc., a
Delaware corporation ("Manufacturer").

                        R E C I T A L S:

     A. UNR-Rohn purchases from Manufacturer mechanical and structural tubing in excess of 2.375 inches in diameter (the "Tubing"). The term "Tubing" shall also include tubing of 1.9 inches in diameter which UNR-Rohn determines is in compliance with its quality standards and specifications.

     B.  Manufacturer manufacturers and sells the Tubing.

     BC. Manufacturer required this Agreement as a condition to Manufacturer's agreement to enter into the Sale and Purchase Agreement dated May 15, 1996, between Chase Brass Industries, Inc., UNR Industries, Inc. and Leavitt Structural Tubing Co.

     CD. Manufacturer and UNR-Rohn desire to enter into an agreement whereby UNR-Rohn will only purchase the Tubing from Manufacturer, except as otherwise provided herein.


                       A G R E E M E N T:

     NOW THEREFORE, in consideration of Ten and 00/100 Dollars
($10.00), the premises, the mutual promises herein contained, the potential benefits to both parties arising from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, UNR-Rohn and Manufacturer agree as follows:

     1. SALE. Manufacturer will sell and UNR-Rohn will purchase all of UNR-Rohn's requirements for Tubing of the type produced by Manufacturer from Manufacturer. The quantities and delivery schedules shall be as specified in purchase orders submitted by UNR-Rohn. No purchase order shall be binding on Manufacturer or UNR-Rohn until Manufacturer issues a written confirmation of the purchase order within five business days of receipt of such purchase order. In the event Manufacturer does not issue a written confirmation with respect to any purchase order within five business days, UNR-Rohn shall be free to purchase the product set forth in its purchase order from any other supplier. UNR-Rohn shall pay all invoices for Tubing delivered by Manufacturer in accordance with normal commercial terms.

     2. PRICE. The prices provided by the Manufacturer to UNR-Rohn shall be no less favorable than the most favorable prices offered to any other customer of Manufacturer for similar quantities of Tubing. If more favorable prices are available from other suppliers of Tubing ordered or to be ordered by UNR-Rohn, UNR-Rohn will notify Manufacturer of such prices and Manufacturer may elect within five business days of such notice to provide the same prices to UNR-Rohn. If Manufacturer elects not to provide such prices, then UNR-Rohn shall be free to purchase such Tubing from such other suppliers at such more favorable prices. For purposes of this paragraph 2, if Manufacturer's price is (or is reduced to be) within 2% of the most favorable price available to UNR-Rohn from another supplier, then the Manufacturer shall be deemed to have satisfied its obligation under the second sentence of this paragraph.

     2. QUALITY. The Tubing supplied by Manufacturer shall be of a quality that is commercially acceptable and consistent with UNR-Rohn's quality standards ("Quality Standards"). If Manufacturer delivers Tubing to UNR-Rohn that is not consistent with Quality Standards, UNR-Rohn may reject such Tubing and Manufacturer shall replace such Tubing with Tubing that meets Quality Standards within a commercially reasonable period of time. If Manufacturer fails to so replace such Tubing, Manufacturer shall accept return of Tubing that does not meet Quality Standards, and UNR-Rohn shall be free to purchase similar Tubing from any other supplier.

     3. DELIVERY. Manufacturer shall deliver all Tubing ordered by UNR-Rohn in accordance with UNR-Rohn's purchase orders as accepted by Manufacturer. If Manufacturer fails to deliver Tubing within five business days after the delivery date with respect to two or more purchase orders in any calendar year after receiving written notice from UNR-Rohn of two or more prior late deliveries within such calendar year, UNR-Rohn, at its sole option, may terminate this Agreement without any further liability. UNR-Rohn shall retain all rights and remedies with respect to any late delivery of any accepted purchase order.

     4. OTHER TERMS. Other terms and conditions of sale of Tubing to UNR-Rohn pursuant to this Agreement that are not expressly provided for herein shall be in accordance with commercially reasonable standards and substantially similar in all material respects to terms and conditions offered to any other customer of Manufacturer in sales of similar quantities of Tubing.

     5. TERM OF AGREEMENT. This Agreement shall last for a period of five (5) years from the date first above-written.

     6. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as is such illegal, invalid, or unenforceable provision never comprised a part of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     7. AMENDMENT WAIVER. This Agreement may only be amended by written instrument signed by UNR-Rohn and Manufacturer.

     8.  INJUNCTIVE RELIEF.   In addition to all other remedies
available at law or in equity, either party shall be entitled to seek and obtain temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any violation of this Agreement. In the granting of any ch equitable relief, the party entitled to relief shall not be required to post bond or prove damages. These remedies are in addition to all other relief set forth in this Agreement and available at law, along with attorney's fees and costs of pursuing available remedies, to enforce the terms of this Agreement. The parties hereby waive, with respect to any future dispute related to this Agreement, any defense based on the argument that the other party will not be irreparably harmed or that they have available an adequate remedy at law.

     9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. SUCCESSORS AND ASSIGNS; LIMITATION UPON ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the respective legal representatives, successors, and assigns of each of the parties. This Agreement may not be assigned or the duties and responsibilities contained herein otherwise transferred by UNR-Rohn or by Manufacturer without the express written consent of the other party.

     11. INTEGRATION. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement, and all other written or oral agreements relating to the subject matter hereof are hereby superseded.

     12. NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as set forth on the signature pages hereof. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may
thereafter be so given, served or sent.    Each notice, demand,
request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, delivered, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

     13.  GOVERNING LAW.  THE TERMS AND PROVISIONS OF THIS
AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY,
THE LAWS OF THE STATE OF ILLINOIS.


     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above-written.

                     UNR-Rohn:
[Manufacturer:]

UNR-Rohn, A DIVISION OF  UNR
________________________, INC.
INDUSTRIES, INC., a  Delaware corporation         a
_________________corporation

By: _______________________________               By:
__________________________
Name: _____________________________               Name:
________________________
Title: ____________________________
Title:________________________

Address: __________________________               Address:
_____________________
___________________________________
______________________________
___________________________________
______________________________
Facsimile: ________________________
Facsimile:_________________________